Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

Dated as of January 10, 2020

by and among

EXELA RECEIVABLES 1, LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

TPG SPECIALTY LENDING, INC.,

as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,

as LC Bank and Syndication Agent

and

EXELA TECHNOLOGIES, INC.,

as Initial Servicer

i

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SECTION 14.20.	Judgment Currency	141

SECTION 14.21.	No Fiduciary Duty	141

EXHIBITS

EXHIBIT A	–	Form of [Loan Request] [LC Request]
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Letter of Credit Application
EXHIBIT D	–	Credit and Collection Policy
EXHIBIT E	–	Form of Information Package
EXHIBIT F	–	Form of Compliance Certificate
EXHIBIT G	–	Closing Memorandum
EXHIBIT H	–	Form of Interim Report
EXHIBIT I	–	Parent Change in Control
EXHIBIT J		Scheduled Contracts

SCHEDULES
SCHEDULE I	–	Commitments
SCHEDULE II	–	Collection Accounts
SCHEDULE III	–	Notice Addresses
SCHEDULE 7.01(l)	–	UCC Details
SCHEDULE 8.04(f)	–	Location of Records

This LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of January 10, 2020 by and among the following parties:

(i)            EXELA RECEIVABLES 1, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)           the Persons from time to time party hereto as Lenders;

(iii)          TPG SPECIALTY LENDING, INC. (“TSL”), as Administrative Agent;

(iv)          PNC BANK, NATIONAL ASSOCIATION (“PNC”), as LC Bank (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”); and

(v)           EXELA TECHNOLOGIES, INC., a Delaware corporation, in its individual capacity (“Exela”) and as initial servicer (in such capacity, the “Initial Servicer”).

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Pledgor pursuant to the Second Tier Purchase and Sale Agreement. The Borrower has requested (a) that the Lenders make Loans from time to time to the Borrower and (b) the LC Bank issue Letters of Credit for the account of the Borrower from time to time, in each case, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means a valid and enforceable agreement in form and substance satisfactory to the Administrative Agent, among the Borrower, the Initial Servicer, the Administrative Agent and any Collection Account Bank, whereupon the Borrower, as sole owner of the related Collection Account(s) and the customer of the related Collection Account Bank in respect of such Collection Account(s), shall transfer to the Administrative Agent exclusive dominion and control over and otherwise perfect a first-priority security interest in, such Collection Account(s) and the cash, instruments or other property on deposit or held therein.

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“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (a) the rate per annum obtained by dividing (i) (A) the rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or such other Person that takes over the administration of such rate) LIBOR Rate (“ICE LIBOR”), as published by a nationally recognized service such as the Dow Jones Market Service (Telerate), Reuters or Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time), or a comparable or successor rate that has been approved by the Administrative Agent, at approximately 11:00 a.m., London time on the Interest Rate Determination Date, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (B) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date, by (ii) an amount equal to (A) one, minus (B) the Applicable Reserve Requirement, and (b) 1.00% per annum. Any determination of LIBOR shall be conclusive absent manifest error.

“Adjusted Revolving A LC Participation Amount” means, at any time of determination, the greater of (i) the Revolving A LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrative Agent” means TSL, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Section 11.07 or Section 14.03(h).

“Administrative Agent’s Account” means the account(s) from time to time designated in writing by the Administrative Agent to the Borrower and Servicer for purposes of receiving payments hereunder.

“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.

“Affected Lender” has the meaning assigned thereto in Section 5.04(a).

“Affected Person” means each Credit Party, the Backup Servicer and each of their respective Affiliates.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10.00% or more of the Capital Stock having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender or any of their Affiliates be considered an “Affiliate” of any Exela Party.

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“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Aggregate Loan Amount” means, at any time, the aggregate outstanding principal amounts of all Revolving A Loans and Revolving B Loans of each lender.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Currency” means any currency other than U.S. Dollars.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the PATRIOT Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Class Order” means, with respect to any reduction in the Aggregate Loan Amount in accordance with Section 2.02(g), Section 4.01(a) or otherwise:

(i)             first, ratably to each Revolving B Lender based on Percentages (calculated in accordance with clause (b) of the definition thereof) to repay the principal of the Revolving B Loans until the aggregate principal amount of the Revolving B Loans equals the Revolving B Minimum Funding Amount;

(ii)            second, ratably to each Revolving A Lender based on Percentages (calculated in accordance with clause (a) of the definition thereof) to repay the principal of the Revolving A Loans until the aggregate principal amount of the Revolving A Loans plus the Revolving A LC Participation Amount equals the Revolving A Minimum Funding Amount;

(iii)           third, ratably to each Lender based on Percentages (calculated in accordance with clause (c) of the definition thereof);

provided, that after the Revolving Commitment Termination Date, reductions in principal on the Loans shall be applied ratably to each Revolving A Lender based on Percentages (calculated in accordance with clause (a) of the definition thereof) until paid in full and then to each Revolving B Lender based on Percentages (calculated in accordance with clause (b) of the definition thereof).

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“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Applicable Margin” means (a) with respect to LIBOR Rate Loans, 4.75%, and (b) with respect to Base Rate Loans, 3.75%.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Alternative Currency” means (i) CAD and (ii) such other Alternative Currency consented to in writing from time to time by the Required Lenders in writing.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel.

“Backup Servicer” means Finacity Corporation or such other Person selected by the Administrative Agent.

“Backup Servicing Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Initial Servicer, the Administrative Agent and the Backup Servicer, governing the roles and responsibilities to be provided by the Backup Servicer.

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“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bankruptcy Remote Entity” means each of the Borrower and the Pledgor.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the Adjusted LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and determined on a daily basis) plus 1.00%, and (d) 4.50% per annum. Any change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” means any Person:

(a)            that is publicly identified (i) on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo program or (ii) as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(b)            that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above;

(c)            which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(d)            that is affiliated or associated with a Person described in clauses (a), (b) or (c) above.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all outstanding principal and Interest on the Loans, reimbursement for drawings under the Letters of Credit, all Fees, Early Commitment Termination Premium and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Event of Bankruptcy with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

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“Borrowing Base” means, at any time of determination, the amount equal to (a) the Net Pool Balance at such time, minus (b) the Required Reserves at such time, minus (c) at all times prior to the Contract Evaluation End Date, an amount equal to (i) 1.50% times (ii) an amount equal to (x) the Net Pool Balance at such time, minus (y) the Required Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Loan Amount plus the Adjusted Revolving A LC Participation Amount at such time, exceeds (b) the Borrowing Base at such time.

“Breakage Amount” has the meaning assigned thereto in Section 5.02(a).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

“CAD” or “Canadian Dollars” means dollars in lawful money of Canada.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Collateralization Period” means a period beginning on the date, if any, that the LC Bank shall become an Exiting Lender and ending on the date on which amounts are on deposit in the LC Collateral Account equal to the sum of (a) the amount necessary to reduce the Adjusted Revolving A LC Participation Amount to zero ($0), plus (b) an amount equal to the LC Fee Expectation at such time.

“Certificate of Beneficial Ownership” shall mean, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the beneficial owner of the Borrower.

“Change in Control” means the occurrence of any of the following:

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(a)            The Originators cease to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Pledgor free and clear of all Adverse Claims;

(b)            The Pledgor ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Borrower free and clear of all Adverse Claims;

(c)             Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator (other than any Originator removed pursuant to Section 9.02 of the First Tier Purchase and Sale Agreement), Initial Servicer or Borrower;

(d)             Any Parent Change of Control.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all reports, notes, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Revolving A Exposure, and (ii) Lenders having Revolving B Exposure, and (b) with respect to Loans, each of the following classes of Loans: (i) Revolving A Loans and (ii) Revolving B Loans.

“Closing Date” means January 10, 2020.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collection Account” means each Interim Collection Account and each Continuing Collection Account.

“Collection Account Bank” means any bank at which the Borrower maintains one or more Collection Accounts.

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“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed or payable in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest fees and all other charges), or applied to amounts owed or payable in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Collections Control Agreement” means a valid and enforceable agreement in form and substance satisfactory to the Administrative Agent, among the applicable Originator, the Administrative Agent and any Collection Account Bank, whereupon the applicable Originator, as sole owner of the related Interim Collection Account(s) and the customer of the related Collection Account Bank in respect of such Interim Collection Account(s), shall transfer to the Administrative Agent exclusive dominion and control over all cash proceeds of the Pool Receivables credited to the Interim Collection Account.

“Commitment” means, with respect to each Lender, such Lender’s Revolving A Commitment and Revolving B Commitment.

“Commitment Confirmation Request” means a request to each Revolving A Lender requesting that such Revolving A Lender elect to extend its Revolving A Commitment or assign its Revolving A Commitment to the Revolving B Lenders.

“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Investment Grade Obligor, 10.00%, and (ii) for any other Obligor, 5.00% and (b) for each of the Obligors listed in the chart below (each, a “Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent (with the prior written consent of the Required Lenders) may approve higher “Concentration Percentages” for selected Obligors; provided, further, that the Administrative Agent may (and at the direction of the Required Class Lenders of any Class, shall), upon not less than ten (10) days’ notice to the Borrower, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, in which case the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

Special Obligor	Special Concentration Limit
Bank of America, N.A.	12.00%

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“Continuing Collection Account” means each account at any time designated as a “Continuing Collection Account” by the Administrative Agent in consultation with the Required Lenders, which accounts shall initially be maintained by the Borrower at PNC.

“Contract” means, with respect to any Receivable, the contract or contracts (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which has been sold or contributed to Borrower pursuant to the Second Tier Purchase and Sale Agreement. A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Contract Evaluation End Date” means the earlier of (x) the 60th day after the Closing Date and (y) the date on which the Borrower reports in writing to the Administrative Agent that it has satisfactorily completed its due diligence of the Contracts.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 12, 2017, by and among Exela Intermediate Holdings LLC, a Delaware limited liability company, Exela Intermediate LLC, a Delaware limited liability company, as the borrower, each “Subsidiary Loan Party” from time to time party thereto and Royal Bank of Canada, as administrative agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means the credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit D, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.

“Credit Party” means each Lender, the LC Bank and the Administrative Agent.

“Days’ Sales Outstanding” means, with respect to any Settlement Period, the number of days equal to: (a) the average of the Unpaid Balance of the Pool Receivables (other than Unbilled Receivables) on the last day of each of the three most recently ended Settlement Periods, divided by (b) the amount obtained by dividing (i) the aggregate initial Unpaid Balance of Pool Receivables (other than Unbilled Receivables) which were originated during the three mostly recently ended Settlement Periods by (ii) 90.

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“Debt” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Adverse Claim on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes and (l) disqualified Capital Stock. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Debt is expressly non-recourse to such Person

“Deemed Collections” has the meaning set forth in Section 4.01(d)(ii).

“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that first became Defaulted Receivables during such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables that were originated by the Originators during the calendar month that is three calendar months before such Settlement Period.

“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment with respect to such Pool Receivable, (b) as to which any Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing and the Borrower or the Servicer has received written notice or has actual knowledge of such proceeding or (c) which, consistent with the Credit and Collection Policy, would be or should have been written off as uncollectible.

“Delinquency Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that are Delinquent Receivables, and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables.

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“Delinquent Receivable” means a Pool Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment or (b) which, consistent with the Credit and Collection Policy, is or should have been classified as past due by the applicable Originator or Servicer.

“Diluted Receivable” means a Pool Receivable the entire or partial Unpaid Balance of which is reduced or cancelled due to Dilution.

“Dilution” means the amount by which the Unpaid Balance of a Diluted Receivable is reduced or cancelled due to returns, defect, refunds, allowances, cash discounts, rebates, disputes, rejections, set off, netting, deficit, failure to perform on the part of the related Originator or Servicer, adjustment or any other similar reason other than with respect to the credit-worthiness of any related Obligor.

“Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the most recently ended Settlement Period and (b) the denominator of which is the Net Pool Balance as of the last day of the most recently ended Settlement Period.

“Dilution Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Dilutions in respect of Pool Receivables which occurred during such Settlement Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables which were originated by the Originators during the calendar month that is one calendar month prior to such Settlement Period.

“Dilution Reserve Amount” means an amount equal to the product of (i) the greater of (x) the Dilution Reserve Floor Percentage and (y) the Dilution Reserve Percentage, times (ii) the Net Pool Balance.

“Dilution Reserve Floor Percentage” means 4.00%; provided, that the Administrative Agent may increase such percentage from time to time in its Permitted Discretion with notice to the Lenders upon its completion of any inspections or audits pursuant to Sections 8.01(c) and 8.04(c) or receipt of any agreed upon procedures report pursuant to Sections 8.02(f) or 8.05(g).

“Dilution Reserve Percentage” means, on any day, a percentage determined as follows:

(ADR + DVC) x DHR

where:

ADR	=	the simple average of the Dilution Ratios observed in each of the preceding twelve Settlement Periods;

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DVC	=	the Dilution Volatility Ratio on such day; and

DHR	=	the Dilution Horizon Ratio on such day.

“Dilution Volatility Ratio” means, on any day, a percentage determined as follows:

(HDR - ADR) x (HDR / ADR)

where:

HDR	=	the highest Dilution Ratio for any Settlement Period observed over the preceding twelve Settlement Periods; and

ADR	=	the simple average of the Dilution Ratios observed in each of the preceding twelve Settlement Periods.

“Discretionary Reserve Amount” means any such amount from time to time so designated in writing by the Administrative Agent to the Servicer in the Permitted Discretion of the Administrative Agent with notice to the Lenders. The Discretionary Reserve Amount on the Closing Date is $0.

“Drawing Date” has the meaning set forth in Section 3.04(a).

“Early Commitment Termination Premium” has the meaning set forth in the Fee Letter.

“Eligible Assignee” means (i) any Lender or any Affiliate (other than a natural person) of a Lender, (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, and (v) any other Person (other than a natural Person) approved by the Administrative Agent and, to the extent that (x) the LC Facility Sublimit is greater than $0 (zero) or (y) the amount of cash collateral held in the LC Collateral Account is less than the sum of the Adjusted Revolving A LC Participation Amount plus an amount equal to the LC Fee Expectation at such time, the LC Bank; provided, (i) neither Parent nor any Affiliate of Parent shall, in any event, be an Eligible Assignee, and (ii) no Person owning or controlling any trade debt or Debt of any Exela Party other than the Borrower Obligations or any Capital Stock of any Exela Party (in each case, unless approved by Administrative Agent) shall, in any event, be an Eligible Assignee.

“Eligible Foreign Obligor” means an Obligor that is organized in and that has a head office (domicile), registered office and chief executive office that is located in Canada or such other jurisdictions outside of the United States and Canada as may be approved in writing by the Administrative Agent and Required Lenders from time to time.

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“Eligible Receivable” means, as of any date of determination, each Pool Receivable, except:

(a)           subject to clause (p) of this definition, any Pool Receivable that (i) does not arise from the sale of goods or the performance of services by the related Originator in the ordinary course of its business and in accordance with its Credit and Collection Policy or (ii) constitutes a loan or other similar financial accommodation being provided by the applicable Originator;

(b)          any Pool Receivable (i) for which the right to receive payment thereon is contingent upon the fulfillment of any condition whatsoever (including “guaranteed” or “conditional” sales), (ii) the related Contract for which is an executory contract within the meaning of Section 365 of the Bankruptcy Code or (iii) with respect to which the related Originator is not able to bring suit or otherwise enforce the Contract in accordance with its terms against the Obligor thereof;

(c)          any Pool Receivable (i) that is subject to any defense, counterclaim, setoff or dispute or (ii) the Contract for which expressly permits the Obligor thereof to withhold or reduce some or all of the amount of its payments owing on any Receivable in respect of any claim or set-off. For the avoidance of doubt, the contracts listed in Exhibit J, and contracts with consistent terms thereto, but without language expressly permitting the Obligor thereof to withhold or reduce some or all of the amount of its payments owing on any Receivable in respect of any claim or set-off, shall not be excluded from the definition of Eligible Receivable due to this clause (c);

(d)          any Pool Receivable that is not an Eligible Unbilled Receivable, for which an invoice has not been sent to the applicable Obligor of such Receivable;

(e)          any Pool Receivable that is subject to any Adverse Claim or any Pool Receivable to which the Borrower (or immediately prior to its transfer to the Borrower, the related Originator) does not have good and marketable title;

(f)           any Pool Receivable that is subject to a payment plan;

(g)          any Pool Receivable that has a due date that is more than sixty (60) days after its original invoice date;

(h)          any Pool Receivable:

(i)            that is a Delinquent Receivable or otherwise remains unpaid on the one-hundred-twentieth (120th) day following its original invoice date; or

(ii)           the Obligor of which is (A) subject to an Event of Bankruptcy, (B) a natural Person, (C) a Blocked Person, (D) an Affiliate of any Exela Party or (E) a material supplier to any Originator or an Affiliate of a material supplier;

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(i)            any Pool Receivable for which the Obligor thereof is the Obligor with respect to other Pool Receivables 50.00% or more of which (based on Unpaid Balance) are not Eligible Receivables;

(j)            any Pool Receivable that is not an “account” or “payment intangible” or is evidenced by “instruments” or “chattel paper” within the meaning of Article 9 of the UCC;

(k)           any Pool Receivable (i) that is payable in any currency other than U.S. Dollars or an Approved Alternative Currency, (ii) the Obligor of which is not a U.S. Obligor or an Eligible Foreign Obligor, (iii) the Originator thereof is organized in a jurisdiction other than (x) a State of the United States of America or (y) subject to the approval of the Administrative Agent and each Lender, Canada (or a subdivision thereof), or (iv) the Contract for which is not governed by the law of the United States of America or of any state thereof;

(l)            except with the prior written consent of the Administrative Agent and the Required Lenders, any Pool Receivable the Obligor of which is a Governmental Authority;

(m)          any Pool Receivable for which payments thereunder are subject to any withholding Tax;

(n)           any Pool Receivable that has been re-dated, extended, compromised, settled, adjusted or otherwise modified, discounted or subject to any Dilution unless (i) such action is permitted by Section 9.02 and (ii) a corresponding Deemed Collection payment in respect of the related Pool Receivable has been made, in full, in connection therewith;

(o)           any Pool Receivable the Obligor of which is located in a jurisdiction requiring the filing of a notice of business activities report or similar report in order to permit any Exela Party to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless the related Exela Party has qualified to do business in such state, has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)           any Pool Receivable acquired or originated in a permitted acquisition (unless the Administrative Agent and the Required Lenders have given the Servicer its prior written consent following completion of a customary due diligence investigation as to such Receivables and such acquired person, which investigation may, at the sole discretion of the Administrative Agent and the Required Lenders, include a field examination);

(q)           any Pool Receivable is subject to a credit that has been earned but not taken, subject to reduction as a result of an deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback;

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(r)           any Pool Receivable (or its related Contract) that contravenes any Applicable Law (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(s)           any Pool Receivable the Contract which (A)  unless any such consent by the Obligor has been obtained in writing, (x) requires the Obligor thereunder to consent to any transfer, sale or assignment of any rights and duties thereunder and (y) either (1) by its terms restricts any assignment of any rights to payment thereunder or (2) or the related Obligor (or any of its Affiliates) is not then withholding or then threatening to withhold any payments under such Contract in connection with any breach of any anti-assignment provision set forth therein (B)  contains a confidentiality provision that purports to restrict the ability of the Borrower or the Secured Parties to exercise rights with respect to any Contract, including their right to review the Contract;

(t)           any Pool Receivable the transfer, sale or assignment of which contravenes any Applicable Law;

(u)          any Pool Receivable the Obligor of which has (i) not been directed and required to remit Collections in respect thereof directly to a Continuing Collection Account after the date that such initial instruction is to be delivered pursuant to Sections 8.01(h) and 8.04(h) or (ii) at any time after the 90th day after the Closing Date, remitted Collections to an account other than a Continuing Collection Account;

(v)          any Pool Receivable that does not (A) satisfy all applicable requirements of the Credit and Collection Policy or (B) comply with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Administrative Agent and the Secured Parties may from time to time specify;

(w)         any Pool Receivable that has not been transferred by an Originator to the Pledgor and subsequently by the Pledgor to the Borrower pursuant to the Purchase and Sale Agreements or, with respect to which transfer, any conditions precedent to such transfer under any Purchase and Sale Agreement have not been met;

(x)          any Pool Receivable which (i) arises from a sale of accounts made as part of a sale of a business or constitutes an assignment for the purpose of collection only, (ii) is a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract or (iii) is a transfer of an interest in or an assignment of a claim under a policy of insurance;

(y)          any Pool Receivable which relates to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(z)          any Pool Receivable for which the related Originator has not recognized the related revenue on its financial books and records in accordance with GAAP;

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(aa)          any Pool Receivable with respect to which not all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreements have been duly obtained, effected or given and are in full force and effect;

(bb)          any Pool Receivable the purchase of which is not a “current transaction” within Section 3(a)(3) of the Securities Act;

(cc)          any Pool Receivable which does not represent all or a part of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act or which is not an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(dd)          any Pool Receivable the purchase of which by the Borrower under the Second Tier Purchase and Sale Agreement, or the transactions contemplated hereby, constitutes a Security;

(ee)          any Pool Receivable which is supported by the actual or inchoate mechanics, supplier, materialmen, laborers, employees or repairman liens or other rights to file of assert any of the foregoing;

(ff)           any Pool Receivable that is an Unbilled Receivable unless such Receivable is an Eligible Unbilled Receivable; or

(gg)          any Pool Receivable that is, or the related Obligor thereof is, otherwise unacceptable to the Administrative Agent and the Required Lenders in their Permitted Discretion and is so designated in a written notice to the Servicer.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, and (b) not more than thirty (30) days have expired since the date such Unbilled Receivable arose.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any final rule or regulation issued thereunder and in effect.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001 of ERISA.

“Estimated Monthly Program Fees” means, at any time of determination, (a) subject to clause (b), the total amount of Undrawn Fees reasonably estimated by the Administrative Agent to be due and payable on the following Settlement Date or (b) if the Administrative Agent (acting in its sole discretion) elects to not estimate such an amount, the total amount of Undrawn Fees paid on the most recent Settlement Date for the preceding Settlement Period.

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“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)            (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b)            such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit its potential inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration Amount” means the sum of the following amounts, without duplication:

(a)            the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Unpaid Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)            the excess (if any) of (i) the aggregate Unpaid Balance of all Eligible Receivables denominated in an Approved Alternative Currency, over $2,500,000; plus

(c)            the excess (if any) of (i) the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 7.50%, multiplied by (y) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool; plus

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(d)            the excess (if any) of (i)  the aggregate Unpaid Balance of all Eligible Receivables that are Unbilled Receivables, over (ii) the Unbilled Receivable Concentration Limit; plus

(e)            the aggregate amount of customer deposits or advance payments held by any Exela Party (or an Affiliate thereof) on behalf of each Person (or any Affiliate thereof) that is an Obligor with respect to any Eligible Receivables then in the Receivables Pool to the extent of such Eligible Receivables.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Receivable” means any Receivable (as defined without giving effect to the proviso in the definition thereof) owed to Exela Enterprise Solutions, Inc. by Energizer Holdings, Inc., which has been or is required to be sold, transferred or pledged by Exela Enterprise Solutions, Inc. pursuant to that certain Supplier Agreement, between Exela Enterprise Solutions, Inc. and Citibank, N.A., as amended and described on that certain Delaware financing statement, file number 20152826468, filed on June 30, 2015.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,(c) any U.S. federal withholding Taxes imposed pursuant to FATCA and (d) Taxes imposed as a result of the failure of any Lender or Affected Person failing to satisfy the requirements of Section 5.03(f) hereof.

“Exela” has the meaning set forth in the preamble to this Agreement.

“Exela Parties” means Exela, the Initial Servicer, the Borrower, the Pledgor, the Parent, each Originator and the Performance Guarantor.

“Extension Failure” means on and after January 10, 2023, the Revolving A Scheduled Termination Date is not extended to the Revolving B Scheduled Termination Date pursuant to Section 2.02(i).

“Existing Specified Secured Debt” means any Debt evidenced by the Credit Agreement or the Notes Indenture.

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“Existing Specified Secured Debt Documents” means the Credit Agreement, Notes Indenture, Existing Specified Secured Debt Security Agreement and any other “Credit Agreement Documents” and “Notes Indenture Documents” (each as defined in the Existing Specified Secured Debt Security Agreement).

“Existing Specified Secured Debt Security Agreement” means the Collateral Agency and Security Agreement (First Lien), dates as of July 12, 2017, among Exela Intermediate LLC, the subsidiary borrowers party thereto, and Royal Bank of Canada, as collateral agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Exiting Lender” has the meaning set forth in Section 2.02(j).

“Exiting Lender Shortfall Amount” has the meaning set forth in Section 2.02(j).

“Facility Limit” means $160,000,000 as increased from time to time pursuant to Section 2.02(i). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Loan Amount plus the Revolving A LC Participation Amount.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.

“FCPA” has the meaning assigned thereto in Section 7.01(bb).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

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“Final Payout Date” means the date on or after the Revolving Commitment Termination Date when (i) the Aggregate Loan Amount and Aggregate Interest have been paid in full, (ii) the Revolving A LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iii) all Borrower Obligations shall have been paid in full, (iv) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Tier Purchase and Sale Agreement” means the First Tier Purchase and Sale Agreement, dated as of the Closing Date, among the Initial Servicer, the Originators, as sellers, and the Pledgor, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Acts” has the meaning set forth in Section 3.09.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” means a person selected by such Bankruptcy Remote Entity (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is either (a) Bernard J. Angelo or (b) an individual provided by Global Securitization Services, LLC, Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent managers, another nationally-recognized company, (d) who is duly appointed as an Independent Manager and is not, will not be while serving as Independent Manager (except as provided herein) and shall not have been at any time during the preceding five (5) years, any of the following: (i) a stockholder, director (other than as an independent director), officer, employee, partner, attorney or counsel of such Bankruptcy Remote Entity, any Affiliate of such Bankruptcy Remote Entity or any direct or indirect parent of such Bankruptcy Remote Entity; (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such Bankruptcy Remote Entity or any Affiliate of such Bankruptcy Remote Entity; (iii) a Person or other entity Controlling or under common control with any such stockholder, partner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent director or independent manager of a “special purpose entity” affiliated with such Bankruptcy Remote Entity shall be qualified to serve as an Independent Manager, provided that the fees that such individual earns from serving as independent manager of Affiliates of such Bankruptcy Remote Entity in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Manager of such Bankruptcy Remote Entity if such individual is an independent director, independent manager or special manager provided by a nationally recognized service company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

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“Information Package” means a report, in substantially the form of Exhibit E.

“Initial Servicer Default” has the meaning set forth in Section 9.04(a).

“Initial Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Initial Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the outstanding principal of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03.

“Interest Period” means, with respect to each Loan, (a) before the Revolving Commitment Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of such Settlement Period and (ii) thereafter, each Settlement Period and (b) on and after the Revolving Commitment Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Required Lenders) or, in the absence of any such selection, each Settlement Period.

“Interest Rate” means the applicable rate of interest set forth in Section 2.03.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Collection Account” means any of the accounts (and any related lock-box or post office box) so specified in Schedule II maintained at a Collection Account Bank in the name of an Originator.

“Interim Report” means a report, in substantially the form of Exhibit H.

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“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Grade Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a rating of “BBB-” or better by S&P on such Obligor’s or its parent’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “Baa3” or better by Moody’s on such Obligor’s or its parent’s long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Investment Grade Obligor” shall be deemed to be an Investment Grade Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (a) of the definition of “Excess Concentration Amount” for such Obligors.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the Lenders), or such other account as may be so designated as such by the Administrative Agent.

“LC Facility Sublimit” means, subject to Section 2.02(j), an amount equal to $25,000,000.

“LC Fee Expectation” has the meaning set forth in Section 3.05(c).

“LC Fee Rate” means the Applicable Margin with respect to LIBOR Rate Loans; provided, that, if the default rate of interest has been implemented pursuant to Section 2.03(f), the LC Fee Rate shall increase by 2.00% per annum.

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.02(a).

“Lenders” means each Person that is or becomes a party to this Agreement in the capacity of a Revolving A Lender or Revolving B Lender.

“Lender’s Account” means, with respect to any Lender, the account(s) from time to time designated in writing by the applicable Lender to the Administrative Agent for purposes of receiving payments to or for the account of the members of such Lender hereunder.

“Letter of Credit” or “Letters of Credit” means any stand-by letter of credit (and not a commercial or trade letter of credit) issued by the LC Bank at the request of the Borrower pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 3.02(a).

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

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“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“Liquidity” means, at any time, the sum of (a) the domestic Unrestricted Cash held by the Parent and its Subsidiaries at such time (excluding, for the avoidance of doubt, any amounts then on deposit in any Collection Account, which shall be considered “restricted” for such purpose), plus (b) the aggregate amount of cash then available to be borrowed (but which has not been borrowed) by the Parent and its Subsidiaries under their respective committed credit facilities (excluding, for the avoidance of doubt, the transactions contemplated by this Agreement) and which may be drawn within not more than three (3) Business Days subject only to satisfaction of customary conditions precedent (such as delivery of a borrowing request) that do not include (i) the counterparty thereunder having any discretion to approve such borrowing or having to waive any conditions precedent to such borrowing or (ii) the satisfaction of any borrowing base or similar collateral tests that are not then satisfied, plus (c) the excess of (i) lesser of (A) the Facility Limit and (B) the Borrowing Base over (ii) the Aggregate Loan Amount plus the Revolving A LC Participation Amount; provided, that at any time on or after the Revolving Commitment Termination Date, the amount determined pursuant this clause (c) shall be zero ($0), minus (d) the aggregate amount of accounts payable owing by Parent and its Subsidiaries that are outstanding more than 90 days past the stated due date thereof.

“Loan” means a Revolving A Loan and a Revolving B Loan.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent pursuant to Section 2.02(b).

“Loss Reserve Amount” means, on any day, the sum of (a) the product of (i) 10.00% times (ii) the Net Pool Balance, plus (b) the Unbilled Receivable Step-Up Amount.

“Material Action” is defined in the Borrower’s limited liability company agreement.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)            (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Exela Party to perform its obligations under this Agreement or any other Transaction Document;

(b)            (i) the validity or enforceability against any Exela Party of any Transaction Document or (ii) the value, validity, enforceability or collectibility of the Pool Receivables, the Related Security with respect thereto or, in each case, any non-de minimis portion thereof, including if such event or circumstance would increase the days to pay or Dilution with respect to the Pool Receivables or any portion thereof;

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(c)            the status, existence, perfection, priority, enforceability or other rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral; or

(d)            (i) if a particular Person is specified, the business, assets, liabilities, property, operations, financial condition, results of operations or cash flows of such Person or (ii) if a particular Person is not specified, the business, assets, liabilities, properties, operations, financial condition results of operations or cash flows of any Exela Party.

“Monthly Settlement Date” means the fifteenth (15th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that the initial Monthly Settlement Date shall be January 20, 2020.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Exela Party or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Pool Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of all Pool Receivables that are Eligible Receivables determined at such time, minus the Excess Concentration Amount at such time.

“Notes Indenture” means the indenture governing the 10.00% first-priority senior secured notes due 2023, dated as of July 12, 2017, among Exela Intermediate LLC and Exela Finance Inc., as issuers, and Wilmington Trust, National Association, as trustee, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Notice Date” has the meaning set forth in Section 3.02(b).

“Obligor” means any Person obligated to make payments with respect to a Receivable, including any guarantor thereof or co-obligor.

“OFAC” has the meaning set forth in the definition of Anti-Terrorism Laws.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Originator” has the meaning set forth in the First Tier Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators in accordance with the terms of the First Tier Purchase and Sale Agreement.

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“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, filing, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means Exela Technologies, Inc., a Delaware corporation.

“Parent Change of Control” has the meaning set forth on Exhibit I.

“Participant Register” has the meaning set forth in Section 14.03(g).

“PATRIOT Act” means the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code, and that is maintained by or contributed to by any Exela Party or any of their respective ERISA Affiliates, or to which any such entity is obligated to contribute.

“Percentage” means (a) with respect to all payments, computations and other matters relating to the Revolving A Commitment or Revolving A Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (i) the Revolving A Exposure of that Lender, by (ii) the aggregate Revolving A Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to the Revolving B Commitment or Revolving B Loans of any Lender, the percentage obtained by dividing (i) the Revolving B Exposure of that Lender, by (ii) the aggregate Revolving B Exposure of all Lenders and (c) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) an amount equal to the sum of the Revolving A Exposure and the Revolving B Exposure of that Lender, by (ii) an amount equal to the sum of the aggregate Revolving A Exposure and the aggregate Revolving B Exposure of all Lenders.

“Performance Guarantor” means the Parent.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

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“Permitted Discretion” means the Administrative Agent’s judgment as to any factor, event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date which the Administrative Agent reasonably determines (a) with respect to Receivables, will or could be expected to adversely affect in any material respect the value or collectability of any Eligible Receivables, the enforceability or priority of the Administrative Agent’s interest therein or the amount which the Administrative Agent or the Lenders would be likely to timely receive in the collection or liquidation of such Eligible Receivables or (b) with respect to any Exela Party, will or could be expected to adversely affect in any material respect such Exela Party’s ability to perform its duties with the appropriate standard of care, including without limitation, if such factors, events, conditions or other circumstances suggest any report or financial information delivered to the Administrative Agent by any Exela Party is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Receivables, and any other factors arising after the Closing Date that may change the creditworthiness of the transaction.

“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.

“Pledge and Guaranty Agreement” means that certain Pledge and Guaranty Agreement, dated as of the Closing Date, by the Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Pledgor” means Exela Receivables Holdco, LLC.

“PNC” has the meaning set forth in the preamble.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Purchase and Sale Agreement” means each of the First Tier Purchase and Sale Agreement and the Second Tier Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.

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“Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, including the right to payment of any interest, finance charges, fees and other payment obligations of such Person with respect thereto; provided, however, that Excluded Receivables shall not constitute Receivables.

“Receivables Pool” means at any time all then outstanding Receivables sold or contributed or purported to be sold or contributed to Borrower pursuant to the Second Tier Purchase and Sale Agreement.

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any Exela Party with respect to, or that evidence or relate to, the Pool Receivables, the Obligors of such Pool Receivables, any Related Security or the origination, collection or servicing of any of the foregoing.

“Register” has the meaning set forth in Section 14.03(b).

“Reimbursement Obligation” has the meaning set forth in Section 3.04(a).

“Related Security” means, with respect to any Receivable:

(a)            all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)            all instruments and chattel paper that may evidence such Receivable;

(c)            all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)            all of the Borrower’s and each Originator’s rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such Receivable or any property that generated such Receivable;

(e)            all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance, letter of credit rights and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(f)            all books and records of the Borrower and each Originator to the extent related to any of the foregoing, including all Records related to the foregoing; and

(g)           all of the Borrower’s rights, interests and claims under any Purchase and Sale Agreement and the other Transaction Documents.

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“Release” has the meaning set forth in Section 4.01(a).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than an event for which the 30-day notice period is waived.

“Required Class Lenders” means, at any time of determination (a) for the Class of Lenders having Revolving A Exposure, Lenders whose Percentage (calculated in accordance with clause (a) of the definition thereof), aggregate more than 50%; and (b) for the Class of Lenders having Revolving B Exposure, Lenders whose Percentage (calculated in accordance with clause (b) of the definition thereof), aggregate more than 50%.

“Required Lenders” means both of (a) the Required Revolving A Lenders and (b) the Required Revolving B Lenders.

“Required Reserves” means, on any day, the sum of (a) the Loss Reserve Amount, plus (b) the Dilution Reserve Amount, plus (c) the Yield Reserve Amount, plus (d) the Discretionary Reserve Amount.

“Required Revolving A Lenders” means, at any time of determination, for the Class of Lenders having Revolving A Exposure, Lenders whose Percentage (calculated in accordance with clause (a) of the definition thereof), aggregate more than 50%.

“Required Revolving B Lenders” means, at any time of determination, for the Class of Lenders having Revolving B Exposure, Lenders whose Percentage (calculated in accordance with clause (b) of the definition thereof), aggregate more than 50%.

“Responsible Officer” means the chief executive officer, president, general counsel, any vice president, the chief financial officer, the controller, the treasurer or the assistant treasurer or other similar officer of the applicable Exela Party or any employee of any Exela Party responsible for the administration of the obligations of any Exela Party under this Agreement or any other Transaction Document.

“Revolving A Commitment” means the commitment of a Lender to make or otherwise fund any Revolving A Loan and to acquire participations in Letters of Credit and “Revolving A Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving A Commitment, if any, is set forth on Schedule I or in the applicable Assignment and Acceptance Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving A Commitment Period” means the period from the Closing Date to but excluding the Revolving A Commitment Termination Date.

“Revolving A Commitment Termination Date” means the earliest to occur of (a) the Revolving A Scheduled Termination Date, (b) the date on which the “Revolving Commitment Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(g).

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“Revolving A Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving A Commitments, that Lender’s Revolving A Commitment; and (b) after the termination of the Revolving A Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving A Loans of that Lender, and (ii) such Lender’s Percentage of the Revolving A LC Participation Amount at such time.

“Revolving A Final Maturity Date” means (i) the Revolving A Commitment Termination Date, or if extended pursuant to Section 2.02(i), the date that is 180 days after the Revolving A Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 10.01.

“Revolving A LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“Revolving A Lender” means a Lender with a Revolving A Commitment, a Revolving A Loan or a Percentage of the Revolving A LC Participation Amount at such time.

“Revolving A Loan” means a Loan made by a Lender to Company pursuant to Section 2.01(a) or deemed made by a Revolving A Lender in connection with Revolving A Participation Advance.

“Revolving A Minimum Funding Amount” means $40,000,000.

“Revolving A Participation Advance” has the meaning set forth in Section 3.04(b).

“Revolving A Scheduled Termination Date” means January 10, 2023, as such date may be extended pursuant to Section 2.02(i).

“Revolving B Commitment” means the commitment of a Lender to make or otherwise fund any Revolving B Loan and “Revolving B Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving B Commitment, if any, is set forth on Schedule I or in the applicable Assignment and Acceptance Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving B Commitment Period” means the period from the Closing Date to but excluding the Revolving B Commitment Termination Date.

“Revolving B Commitment Termination Date” means the earliest to occur of (a) the Revolving B Scheduled Termination Date, (b) the date on which the “Revolving Commitment Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(g).

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“Revolving B Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving B Commitments, that Lender’s Revolving B Commitment; and (b) after the termination of the Revolving B Commitments, the aggregate outstanding principal amount of the Revolving B Loans of that Lender.

“Revolving B Final Maturity Date” means (i) the date that is 180 days after the Revolving B Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 10.01.

“Revolving B Lender” means a Lender with a Revolving B Commitment or a Revolving B Loan.

“Revolving B Loan” means a Loan made by a Lender to Company pursuant to Section 2.01(b).

“Revolving B Minimum Funding Amount” means $40,000,000.

“Revolving B Scheduled Termination Date” means July 10, 2024.

“Revolving Commitment” means, with respect to each Lender, such Lender’s Revolving A Commitment and Revolving B Commitment.

“Revolving Commitment Termination Date” means the later of the Revolving A Commitment Termination Date and the Revolving B Commitment Termination Date.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agencies.

“Second Tier Purchase and Sale Agreement” means the Second Tier Purchase and Sale Agreement, dated as of the Closing Date, among the Initial Servicer, the Pledgor, as seller, and the Borrower, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security” is defined in Section 2(a)(1) of the Securities Act.

“Servicer” means (a) at any time prior to the Servicing Transfer Date, the Initial Servicer and (b) thereafter, the Successor Servicer.

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“Servicing Fee” means the fee referred to in Section 9.07(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.07(a) of this Agreement.

“Servicing Transfer Date” means (a) any date following the occurrence of an Initial Servicer Default designated as such by the Administrative Agent in a written notice to the Borrower, Successor Servicer, Backup Servicer and each Lender or (b) the expiration date of any Short-Term Servicing Arrangement.

“Servicing Transition Expenses” means reasonable costs and expenses (including Attorney Costs) incurred by or payable to a Successor Servicer in connection with the transfer of servicing to a Successor Servicer following the Servicing Transfer Date, including, without limitation, costs and expenses incurred in connection with transferring all necessary servicing files and records relating to the Contracts, Receivables and Related Security and amending this Agreement to reflect the transfer of servicing, which shall be approved in writing by the Administrative Agent.

“Settlement Date” means with respect to any Loan for any Interest Period or any Interest or Fees, (i) the Monthly Settlement Date and (ii) each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Required Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Required Lenders) may select such Settlement Date to occur as frequently as daily).

“Settlement Period” means (a) the period from the Closing Date to the end of the next calendar month thereafter and (b) thereafter, each subsequent calendar month; provided, that the last Settlement Period shall end on the Final Payout Date.

“Short-Term Servicing Arrangement” has the meaning set forth in Section 9.04.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in any projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.

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“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Spot Rate” means, on any day, (i) for the purpose of exchanging U.S. Dollars to Alternative Currency or Alternative Currency to U.S. Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office, and (ii) for the purpose of making any calculation hereunder that does not require the actual exchange of U.S. Dollars for Alternative Currency or Alternative Currency for U.S. Dollars to make a payment of amounts owing hereunder or under the Transaction Documents or, (a) with respect to the determination of the U.S. Dollar Equivalent of any amount denominated in Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into U.S. Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency and (b) with respect to the determination of the Alternative Currency equivalent of any amount denominated in U.S. Dollars, the exchange rate at which U.S. Dollars may be exchanged into Alternative Currency as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for U.S. Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York City time, on such date for the purchase of U.S. Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Subject Appraisal Action” means that certain petition for appraisal pursuant to 8 Del. C. § 262 filed on September 21, 2017 in the Delaware Court of Chancery, captioned Manichaean Capital, LLC, et al. v. SourceHOV Holdings, Inc., C.A. No. 2017-0673-JRS.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Sub-Servicing Agreement” means the Sub-Servicing Agreement, dated as of the Closing Date, among Exela Technologies, Inc., as servicer, and the Originators from time to time party thereto as sub-servicers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

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“Successor Servicer” means such Person as may be appointed by the Administrative Agent in accordance with Article IX.

“Sweep Instructions” means irrevocable instructions issued by the applicable Originator to each Collection Account Bank with respect to any Interim Collection Account stating that (i) such Interim Collection Account shall be a zero balance account and all funds therein shall be automatically transferred to a Continuing Collection Account and (ii) no amounts on deposit therein may be withdrawn by any Person other than the Administrative Agent other than pursuant to the automatic transfer pursuant to clause (i) to a Continuing Collection Account, which instructions shall consist of (x) an instruction letter from the applicable Originator to the Collection Account Bank on the Closing Date in a form acceptable to the Administrative Agent and (y) not later than the 45th day after the Closing Date, a Collections Control Agreement provided that the Initial Servicer shall exercise its best efforts to cause each applicable Originator to deliver such Collections Control Agreements on as soon as possible after the Closing Date.

“Targeted Interim Collection Account Deposit Amount” means, (a) during the period beginning on the 60th day after the Closing Date through the 120th day after the Closing Date, an amount equal to 10% of all Collections received during such Settlement Period and (b) thereafter, 5% of all Collections received during such Settlement Period.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Top 100 Customer Contract” means any of the contracts for delivery of services entered into by the Parent or any of its Affiliates with any of the Parent’s and its Affiliates’ top 100 North American customers (based on the annualized revenue for such customers for the ten months ended October 31, 2019).

“Total Revolving A Usage” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving A Loans (other than Revolving A Participation Advances made for the purpose of reimbursing the LC Bank for any amount drawn under any Letter of Credit, but not yet so applied), and (b) the Revolving A LC Participation Amount.

“Total Revolving B Usage” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving B Loans.

“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, the Account Control Agreements, Sweep Instructions, the Fee Letter, the Backup Servicing Agreement, Sub-Servicing Agreement, the Performance Guaranty, the Pledge and Guaranty Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

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“TSL” has the meaning set forth in the preamble.

“Type of Loan” means a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unbilled Receivable Concentration Limit” means, at any time of determination, an amount equal to the product of (x) 7.50%, multiplied by (y)  the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool.

“Unbilled Receivable Step-Up Amount” means, at any time of determination, an amount equal to the product of (i) 10.00% times (ii) the lesser of (x) the Unbilled Receivable Concentration Limit and (y) the aggregate Unpaid Balance of Unbilled Receivables that are Eligible Receivables.

“Undrawn Fee” has the meaning set forth in the Fee Letter.

“Unmatured Event of Default” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Unmatured Initial Servicer Default” means any event which, with the giving of notice or lapse of time, or both, would become an Initial Servicer Default.

“Unpaid Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof. The Unpaid Balance (or any portion thereof) of any Receivable (or portion thereof) denominated or payable in a currency other than U.S. Dollars shall be expressed as the applicable U.S. Dollar Equivalent thereof in accordance with Section 4.02(f).

“Unrestricted Cash” shall mean cash or cash equivalents of the Parent or any of its Subsidiaries organized under the laws of the United States, or any state thereof, that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of such Subsidiaries.

“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in U.S. Dollars, such amount and (b) any amount denominated in an Alternative Currency, the U.S. Dollar equivalent of such amount of such Alternative Currency determined by reference to the Spot Rate determined as of such determination date.

“U.S. Dollars” means dollars in lawful money of the United States of America.

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“U.S. Obligor” means an Obligor of that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, the Performance Guarantor, and the Administrative Agent.

“Yield Reserve Amount” means an amount equal to the sum of: (a) the product of (i) 6.00, times (ii) the Estimated Monthly Program Fees, plus (b) the then-current Early Commitment Termination Premium that would be come due and payable upon any termination of the Commitments, plus (c) the product of (i) the Yield Reserve Percentage, times (ii) the Facility Limit.

“Yield Reserve Percentage” means on any day an amount determined as follows:

180 x (IR + SFR)

360

where:

IR	=	the Interest Rate on such day; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02.             Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; and (m) the term “or” is not exclusive.

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SECTION 1.03.              LIBOR Rate Notification. Section 5.04(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. No Credit Party warrants or accepts any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBOR Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01.              Loan Facility.

(a)           During the Revolving A Commitment Period, subject to the funding allocation requirements of Section 2.02(e) and the other terms and conditions hereof, each Lender severally agrees to make Revolving A Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving A Commitment; provided, that after giving effect to the making of any Revolving A Loans in no event shall the Total Revolving A Usage exceed the Revolving A Commitments then in effect. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving A Commitment Period. Each Lender’s Revolving A Commitment shall expire on the Revolving A Commitment Termination Date and all Revolving A Loans and all other amounts owed hereunder with respect to the Revolving A Loans and the Revolving A Commitments shall become due and payable on the Revolving A Final Maturity Date.

(b)           During the Revolving B Commitment Period, subject to the funding allocation requirements of Section 2.02(e) and the other terms and conditions hereof, each Lender severally agrees to make Revolving B Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving B Commitment; provided, that after giving effect to the making of any Revolving B Loans in no event shall the Total Revolving B Usage exceed the Revolving B Commitments then in effect. Amounts borrowed pursuant to this Section 2.01(b) may be repaid and reborrowed during the Revolving B Commitment Period. Each Lender’s Revolving B Commitment shall expire on the Revolving B Commitment Termination Date and all Revolving B Loans and all other amounts owed hereunder with respect to the Revolving B Loans and the Revolving B Commitments shall become due and payable on the Revolving B Final Maturity Date.

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SECTION 2.02.             Making Loans; Repayment of Loans.

(a)          Loans shall be made in an aggregate minimum amount of the lesser of (A) $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) in the case of Revolving A Loans, the unused Revolving A Commitment and, in the case of Revolving B Loans, the unused Revolving B Commitment. Loans may only be requested in U.S. Dollars and the Lenders are only obligated to fund Loans in U.S. Dollars. For the avoidance of doubt, no Loans may be requested in, nor shall any Loan be funded in, an Alternative Currency.

(b)          Whenever the Borrower desires that Lenders make Loans, the Borrower shall deliver to the Administrative Agent a fully executed Loan Request no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Loan.

(c)          Notice of receipt of each Loan Request in respect of any Loan, together with the amount of each Lender’s Percentage thereof, if any, shall be provided by the Administrative Agent to each applicable Lender by email or facsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Loan Request from Borrower.

(d)          Each Lender shall make the amount of its Loan, if any, available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date of the applicable Credit Extension by wire transfer of same day funds in U.S. Dollars, to the Administrative Agent’s Account. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in this Article II or Article VI, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on date of the applicable Credit Extension by causing an amount of same day funds in U.S. Dollars equal to the proceeds of all such Loans received by Administrative Agent from the Lenders to be credited to the account set forth in the related Loan Request.

(e)          The initial Loan Request hereunder (x) shall be in an amount equaling or exceeding the aggregate of the Revolving A Minimum Funding Amount plus the Revolving B Minimum Funding Amount and (y) notwithstanding Section 2.02(a) hereof, may be delivered on the Closing Date. All Loans shall be funded as follows:

(i)            first, solely to the extent that the aggregate principal amount of the Revolving B Loans is less than the Revolving B Minimum Funding Amount, by the Revolving B Lenders ratably (based on Percentages) making Revolving B Loans to the Borrower in an amount sufficient to cause the aggregate principal amount of the Revolving B Loans to equal the Revolving B Minimum Funding Amount;

(ii)           second, solely to the extent that the Revolving A Commitment Termination Date has not occurred, by the Revolving A Lenders ratably (based on Percentages) making Revolving A Loans until the aggregate principal amount of the Revolving A Loans plus the Revolving A LC Participation Amount equals the Revolving A Commitment;

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(iii)           third, by the Revolving B Lenders ratably (based on Percentages) making Revolving B Loans until the aggregate principal amount of the Revolving B Loans equals the Revolving B Commitment.

(f)           Unless the Administrative Agent shall have been notified by any Lender prior to the date of the applicable Credit Extension that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on the date of such Credit Extension, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date of such Credit Extension until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Credit Extension until the date such amount is paid to the Administrative Agent, at the Base Rate. Nothing in this Section 2.02(f) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(g)          Voluntary Prepayments; Commitment Reductions.

(i)           Any time after the Closing Date, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any Breakage Amounts) in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; provided, that:

(A)            no request for prepayment shall be effective if it shall request a prepayment in an amount that would cause the Aggregate Loan Amount to be an amount less than the sum of the Revolving A Minimum Funding Amount plus the Revolving B Minimum Funding Amount.

(B)            all such prepayments shall be made, upon not less than three Business Days’ (given by 3:00 pm New York time) prior written or telephonic notice given to Administrative Agent, by 10:00 a.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein;

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(C)            any such voluntary prepayment hereunder shall be applied to the Loans and Lenders in Applicable Class Order; and

(D)           any accrued Interest and Fees and any associated Breakage Amount in respect of such prepaid Loans shall be paid on the immediately following Settlement Date (to the extent such prepayment date is not a Settlement Date).

(ii)           The Borrower may, upon not less than thirty days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender) terminate in whole or permanently reduce in part the Facility Limit in an amount up to the amount by which the Facility Limit exceeds the Aggregate Loan Amount plus the Adjusted Revolving A LC Participation Amount at the time of such proposed termination or reduction; provided, that (x) any such partial reduction of the Facility Limit shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount and (y) no such reduction shall reduce the Facility Limit below $100,000,000. The Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Facility Limit shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving A Commitment and Revolving B Commitment proportionately and reduce the Commitment of each Lender proportionately to its Percentage thereof. In connection with any such reduction in whole or in part of the Facility Limit, the Borrower shall pay the Early Commitment Termination Premium in accordance with the Fee Letter.

(h)          Provided that no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, upon notice to the Administrative Agent and each Lender, the Borrower may from time to time request an increase in the Commitments of Lenders, at any time following the Closing Date and prior to the Revolving Commitment Termination Date, such aggregate increase in such Lender’s Commitments. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which such Lenders and the Administrative Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Lenders). In respect of any Lender, each of such Lenders and the Administrative Agent shall notify the Borrower within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Lender’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Lender’s Commitment. For the avoidance of doubt, only the consent of the Lenders increasing its Commitment and the Administrative Agent shall be required in order to approve any such request. If the Commitment of the Lenders is increased in accordance with this clause (i), the Administrative Agent, the Lenders and the Borrower shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Administrative Agent or any Lender increasing its Commitment pursuant to this clause (i) may request any of (x) resolutions of the Board of Directors of the Borrower approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Borrower and (z) such other documents, agreements and opinions reasonably requested by any Lender or the Administrative Agent.

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(i)           Extension of Revolving A Scheduled Termination Date.

(i)             At any time during the 180-day period prior to the Revolving A Scheduled Termination Date, the Borrower or Administrative Agent shall deliver to each Revolving A Lender (with a copy to each other Credit Party) a Commitment Confirmation Request. Within 30 days after the Borrower’s or the Administrative Agent’s delivery of the Commitment Confirmation Request, the Revolving A Lenders shall provide written notice (a “Confirmation Response”) to the Administrative Agent, the Borrower and each other Credit Party whether such Revolving A Lender (x) consents (in its sole and absolute discretion) to the extension of such Revolving A Lender’s Commitment to the Revolving B Scheduled Termination Date or (y) desires to assign its Revolving A Loans and Revolving A Commitment to the Revolving B Lenders in accordance with clause (iii) below; provided, however, that (x) any such election shall be irrevocable and (y) any Revolving A Lender that fails to deliver such Confirmation Response on or prior to the 30th day following the Borrower’s or the Administrative Agent’s delivery of the Commitment Confirmation Request shall be deemed to have elected to assign its Revolving A Loans and Revolving A Commitment to the Revolving B Lenders in accordance with clause (iii) below. In the event any Revolving A Lender fails to deliver such Confirmation Response within 30 days following the Borrower’s or the Administrative Agent’s delivery of the Commitment Confirmation Request, Revolving B Lenders shall provide written confirmation (a “Purchase Affirmation”) to the Borrower within 30 days after such failure that Revolving B Lenders will perform the Revolving B Lenders’ obligation to purchase and take assignment of the Revolving A Loans and Revolving A Commitment in accordance with clause (iii) below. In the event any Revolving B Lender fails to timely provide such Purchase Affirmation, the Borrower may but shall have not obligation to identify an Eligible Assignee and the Revolving A Lenders shall assign the Revolving A Commitment to such designated Eligible Assignee pursuant to Section 14.03 and such designated Eligible Assignee shall purchase the Revolving A Loans at par from the Revolving A Lenders, and, upon such assignment and payment, such Revolving A Lender’s Revolving A Commitment shall be automatically extended to the Revolving B Scheduled Termination Date. For the avoidance of doubt, neither the Borrower’s failure to identify an Eligible Assignee nor any Revolving B Lender’s failure to timely deliver the Purchase Affirmation shall release any Revolving B Lender from its obligations under this Agreement, including, without limitation, the Revolving B Lender’s obligation to purchase and take assignment of the Revolving A Loans and Revolving A Commitment. In connection with any such assignment, (i) the availability of the letter of credit sub-facility contemplated by Article III shall remain subject to clause (v) below and (ii) if any Exela Party (or Affiliate thereof) shall make any payments to any such assignee in connection with such assignment or such assignees other than payments made by the Borrower pursuant to the terms of this Agreement, external counsel to the Borrower shall deliver a bring-down opinion on true sale and non-consolidation matters if requested by any Credit Party.

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(ii)            If a Revolving A Lender shall timely elect to make an extension of the Revolving A Scheduled Termination Date, then, effective on the original Revolving A Scheduled Termination Date, such Revolving A Lender’s Revolving A Commitment shall be automatically extended to the Revolving B Scheduled Termination Date.

(iii)           If a Revolving A Lender shall not timely elect to make an extension of the Revolving A Scheduled Termination Date and no assignment of such Revolving A Lender’s Revolving A Commitment has been made pursuant to Section 2.02(i)(i) (such Lender, an “Exiting Lender”), then, effective on the original Revolving A Scheduled Termination Date, (A) such Exiting Lender’s Revolving A Commitment shall be automatically assigned to the Revolving B Lenders (ratably based on Percentages) and the Revolving B Lenders shall be unconditionally bound to accept such Revolving A Commitment, (B) so long as such date is not a Revolving Commitment Termination Date, such Exiting Lender’s Revolving A Loans shall be automatically assigned to the Revolving B Lenders (ratably based on Percentages) and the Revolving B Lenders shall purchase such Revolving A Loans at par from the Exiting Lenders on the Revolving A Scheduled Termination Date and (C) any accrued Interest and Fees on the assigned Revolving A Loans and any other Borrower Obligations owing to the Exiting Lenders shall be paid pursuant to Section 4.01 on the subsequent Settlement Date(s).

(iv)           If any Revolving B Lender(s) shall fail to purchase its Percentage of the Revolving A Loans of any Exiting Lender(s) on the Revolving A Scheduled Termination Date and such date is not a Revolving Commitment Termination Date and the Revolving A Commitment has not been assigned pursuant to 2.02(i)(i), an “Exiting Lender Shortfall Amount” shall exist in an amount equal to such shortfall amount.

(v)           If any Exiting Lender shall be the LC Bank, then a Cash Collateralization Period shall commence and the LC Facility Sublimit shall be reduced to $0 (zero).

SECTION 2.03.              Interest and Fees.

(a)           On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the LC Bank and the Administrative Agent, as applicable, certain fees, including with respect to the LC Bank all Letter of Credit fronting fees and other applicable Letter of Credit fees (collectively, the “Fees”) in the amounts set forth below and in any fee letter agreements from time to time entered into, among the Borrower, the Lenders and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

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(b)           Except as otherwise set forth herein, each Loan shall bear Interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin applicable to Base Rate Loans; or (ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin applicable to LIBOR Rate Loans; provided, that, if the Total Revolving A Usage is less than the Revolving A Minimum Funding Amount or the Total Revolving B Usage is less than the Revolving B Minimum Funding Amount, Interest shall accrue on an amount equal to (x) in the case of the Revolving A Lenders, the Revolving A Minimum Funding Amount minus the Adjusted Revolving A LC Participation Amount and (y) in the case of the Revolving B Lenders, the Revolving B Minimum Funding Amount. The Borrower shall pay all Interest, Fees and Breakage Amounts accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

(c)            The Borrower shall pay to each Revolving A Lender, Fees for each day in an amount equal to the product of (i) LC Fee Rate, times (ii) such Revolving A Lender’s Revolving A LC Participation Amount on such day, times (iii) 1/360.

(d)           The Borrower shall pay to the LC Bank, fronting fees for each day in an amount equal to the product of (i) 0.20%, times (ii) the Revolving A LC Participation Amount on such day, times (iii) 1/360.

(e)           Conversion/Continuation.

(i)           The Borrower shall have the option:

(A)           to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrower shall pay all amounts due under Section 5.02 in connection with any such conversion, no Base Rate Loan may be converted into a LIBOR Rate Loan when an Unmatured Event of Default or Event of Default exists and no LIBOR Rate Loan may be continued as a LIBOR Rate Loan when an Unmatured Event of Default or Event of Default exists; or

(B)            upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a LIBOR Rate Loan.

(ii)          The Borrower shall deliver a notice of conversion or continuation to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

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(f)            Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by Applicable Law, any interest payments on the Loans or fees or other amounts owed hereunder (including any Early Commitment Termination Premium, if applicable), shall thereafter bear Interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the Interest Rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBOR Rate Loans shall immediately become Base Rate Loans and shall thereafter bear Interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of Interest provided for in this Section 2.03(f) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

ARTICLE III

Letter of credit facility

SECTION 3.01.             Letters of Credit.

(a)            Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, at any time prior to the Revolving A Commitment Terminations Date the LC Bank shall issue or cause the issuance of Letters of Credit on behalf of the Borrower (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Borrower); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit:

(i)           to the extent that after giving effect thereto:

(A)           the Aggregate Loan Amount plus the Adjusted Revolving A LC Participation Amount would exceed the Borrowing Base at such time;

(B)            the Total Revolving A Usage would exceed the aggregate of the Commitments of the Revolving A Lenders at such time; or

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(C)            the Revolving A LC Participation Amount would exceed the Revolving A LC Facility Sublimit; or

(ii)            if the LC Bank has received notice from any Credit Party or the Administrative Agent, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article VI is not satisfied; or

(iii)           if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Bank from issuing the Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Bank shall prohibit, or request that the LC Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the LC Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Bank in good faith deems material to it; or

(iv)           if the issuance of the Letter of Credit would violate one or more policies of the LC Bank applicable to letters of credit generally.

(b)           Interest shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

(c)           Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the provisions of Section 3.01(a)(i) and with Article VI after giving effect to the requested issuance, amendment or extension of such Letter of Credit.

SECTION 3.02.             Issuance of Letters of Credit; Revolving A Participations.

(a)            The Borrower may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 11:00 a.m. (New York City time), to issue a Letter of Credit (or amend or extend an existing Letter of Credit) by delivering or transmitting electronically to the Administrative Agent, each Revolving A Lender and the LC Bank, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit C attached hereto and an LC Request, in each case completed to the satisfaction of the Administrative Agent and the LC Bank; and such other certificates, documents and other papers and information as the Administrative Agent or the LC Bank may reasonably request. Letters of Credit may only be requested to be denominated in U.S. Dollars and the LC Bank is only obligated to issue Letters of Credit denominated in U.S. Dollars. For the avoidance of doubt, no Letter of Credit may be requested in, nor shall any Letter of Credit be denominated in, an Alternative Currency.

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(b)            Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than the Revolving A Final Maturity Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Revolving A Final Maturity Date or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Sections 3.01 and Article VI) to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Borrower to submit an LC Request or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any Revolving A Lender, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Borrower and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank, or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)            Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each Revolving A Lender, and each Revolving A Lender shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving A Lender’s Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving A Commitments or Percentages of the Revolving A Lenders pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new Percentages of the assignor and assignee Revolving A Lender or of all Revolving A Lenders with Revolving A Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the LC Bank pursuant to Section 3.04(a), each Revolving A Lender shall be obligated to make Revolving A Participation Advances with respect to such Letter of Credit in accordance with Section 3.04(b).

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SECTION 3.03.             Requirements For Issuance of Letters of Credit. The Borrower shall authorize and direct the LC Bank to name the Borrower, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.

SECTION 3.04.             Disbursements, Reimbursement.

(a)            In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Borrower of such request. The Borrower shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on the next Business Day following each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Such Reimbursement Obligation shall be satisfied by the Borrower (i) first, by the remittance by the Administrative Agent to the LC Bank of any available amounts then on deposit in the LC Collateral Account and (ii) second, by the remittance by or on behalf of the Borrower to the LC Bank of any other funds of the Borrower then available for disbursement. In the event the Borrower fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the next Business Day following the Drawing Date (including because the conditions precedent to a Loan requested by the Borrower pursuant to Section 2.01 shall not have been satisfied), the LC Bank will promptly notify each Revolving A Lender thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)           Each Revolving A Lender shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Percentage of the amount of the drawing (a “Revolving A Participation Advance”), whereupon the Revolving A Lenders shall each be deemed to have made a Revolving A Loan to the Borrower in that amount. If any Revolving A Lender so notified fails to make available to the LC Bank the amount of such Revolving A Lender’s Percentage of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Revolving A Lender’s obligation to make such payment, from the Drawing Date to the date on which such Revolving A Lender makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date; provided that such interest shall in no way be deemed to form part of the Borrower Obligations under this Agreement. The LC Bank will promptly give notice to each Revolving A Lender of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Revolving A Lender to effect such payment on such date shall not relieve such Revolving A Lender from its obligation under this clause (b). Each Revolving A Lender’s obligation to make Revolving A Participation Advances shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Credit Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

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SECTION 3.05.             Repayment of Revolving A Participation Advances.

(a)            Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Borrower (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any Revolving A Lender has made a Revolving A Participation Advance to the LC Bank or (ii) in payment of Interest on the Loans made or deemed to have been made in connection with any such draw, the LC Bank will pay to each Revolving A Lender, ratably (based on the outstanding drawn amounts funded by each such Revolving A Lender in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any Revolving A Lender.

(b)           If the LC Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Borrower to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Revolving A Lender shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Percentage of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such Revolving A Lender through, but not including, the date the payment is returned by such Revolving A Lender.

(c)            If any Letters of Credit are outstanding and undrawn on the Revolving A Commitment Termination Date, then on such date, the LC Collateral Account shall be fully funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to sum of (i) the aggregate undrawn face amount of such Letters of Credit plus (ii) all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).

SECTION 3.06.             Documentation; Documentary and Processing Charges. The Borrower agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Borrower and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Borrower shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due and payable upon demand and shall be nonrefundable.

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SECTION 3.07.             Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

SECTION 3.08.             Nature of Revolving A Participation and Reimbursement Obligations. Each Revolving A Lender’s obligation in accordance with this Agreement to make Revolving A Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances:

(i)             any set-off, counterclaim, recoupment, defense or other right which such Revolving A Lender may have against the LC Bank, the other Credit Parties, the Borrower, the Servicer, an Originator, the Performance Guarantor or any other Person for any reason whatsoever;

(ii)            the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Revolving A Participation Advances hereunder;

(iii)           any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Borrower, the Performance Guarantor, the Servicer, an Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, or any other Credit Party or any other Person for any reason whatsoever;

(iv)           any claim of breach of warranty that might be made by the Borrower, an Originator or any Affiliate thereof, the LC Bank, or any Revolving A Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Borrower, the Servicer, the LC Bank or any Revolving A Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any other Credit Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Affiliates of the Borrower and the beneficiary for which any Letter of Credit was procured);

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(v)            the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(vi)           payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)          the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)        any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower;

(ix)           any Material Adverse Effect;

(x)            any breach of this Agreement or any other Transaction Document by any party thereto;

(xi)           the occurrence or continuance of an Event of Bankruptcy with respect to the Borrower, the Performance Guarantor, any Originator or any Affiliate thereof;

(xii)          the fact that an Unmatured Initial Servicer Default, Initial Servicer Default, an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;

(xiii)         the fact that this Agreement or the obligations of the Borrower or the Servicer hereunder shall have been terminated; and

(xiv)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 3.09.                      Indemnity. In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each Revolving A Lender, each other related Credit Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrative Agent, the LC Bank, any Revolving A Lender, any other related Credit Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

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SECTION 3.10.                      Liability for Acts and Omissions. As between the Borrower, on the one hand, and the Administrative Agent, the LC Bank, the Revolving A Lenders, and the other Credit Parties, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank, the Revolving A Lenders, or any other Credit Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any Revolving A Lender or any other Credit Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank, the Revolving A Lenders, and the other Credit Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall the Administrative Agent, the LC Bank, the Revolving A Lenders, or the other Credit Parties or their respective Affiliates, be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank, the Revolving A Lenders, and the other Credit Parties and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the Revolving A Lenders, or the other Credit Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

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In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Borrower, any Credit Party or any other Person.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01.                      Settlement Procedures.

(a)            All Collections on Pool Receivables shall be held in the Continuing Collection Accounts until their application in accordance with the priority of payments set forth below; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 and Section 9.03(c) are satisfied on such date, the Administrative Agent may release to the Borrower from such Collections the amount (if any) necessary to (i) pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Second Tier Purchase and Sale Agreement or (ii) for distribution to the Pledgor as a return on the Pledgor’s equity interest in the Borrower (each such release, a “Release”). On each Settlement Date, the Administrative Agent shall, distribute such Collections in the following order of priority:

(i)             first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii)           second, (A) expenses (excluding Servicing Transition Expenses) and indemnities then due to the Backup Servicer (up an amount not to exceed $150,000 per calendar year) and (B) if the Backup Servicer has succeeded the Initial Servicer as Servicer and the Initial Servicer has not timely paid the Servicing Transition Expenses, Servicing Transition Expenses (up to an amount not to exceed $300,000);

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(iii)           third, to each Lender and other Credit Party (ratably, based on the amount then due and owing to such Credit Party), all accrued and unpaid Interest, Fees and Breakage Amount due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Amounts (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iv)           fourth, as set forth in clause (x) or (y) below, as applicable:

(x)          prior to the occurrence of the Revolving Commitment Termination Date, to the extent that a Borrowing Base Deficit exists on such date: (I) first, to the Lenders (in Applicable Class Order) for the payment of a portion of the outstanding principal amount of the Loans at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0), (II) second, to the LC Collateral Account, in reduction of the Adjusted Revolving A LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Borrowing Base Deficit to zero ($0), (III) third, pro rata to (A) each Exiting Lender (ratably, based on the aggregate outstanding Revolving A Loans of each Exiting Lender at such time) the amount necessary to reduce the Exiting Lender Shortfall Amount, if any, to zero and (B) during any Cash Collateralization Period, to the LC Collateral Account, the amount necessary to reduce the Adjusted Revolving A LC Participation Amount to zero ($0) plus an amount equal to the LC Fee Expectation at such time; or

(y)          on and after the occurrence of the Revolving Commitment Termination Date: (I) first, to the Revolving A Lenders (ratably by Percentages) for payment in full of the aggregate principal amount of the Revolving A Loans, (II) second, to the LC Collateral Account (A) the amount necessary to reduce the Adjusted Revolving A LC Participation Amount to zero ($0) plus (B) an amount equal to the LC Fee Expectation at such time and (III) third, to each Revolving B Lenders (ratably by Percentages) for the payment in full of the aggregate outstanding principal amount of the Revolving B Loans;

(v)           fifth, to the Backup Servicer, for the payment of all amounts due to the Backup Servicer to the extent not paid under clause (ii) on that Settlement Date;

(vi)          sixth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

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(vii)          seventh, the balance, if any, to be paid to, or at the direction of, the Borrower for its own account.

(b)           All payments or distributions to be made to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties), the LC Bank and the LC Bank hereunder shall be paid or distributed to the Administrative Agent’s Account for distribution by the Administrative Agent to the related Lender at its Lender’s Account. Each Lender, upon its receipt in the applicable Lender’s Account of any such payments or distributions, shall distribute such amounts to its applicable related Affected Persons and the Borrower Indemnified Parties. Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent. Each payment by the Servicer or the Borrower to the Administrative Agent for the account of any Credit Party hereunder shall be deemed to constitute payment by the Servicer or the Borrower directly to such Credit Party, provided, however, that in the event any such payment by the Servicer or Borrower is required to be returned to the Servicer or Borrower for any reason whatsoever, then the Servicer’s or Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated. Additionally, each Lender hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Lenders required to be made by the Administrative Agent hereunder, including the applicable account of each Lender for which amounts should be distributed.

(c)            If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d)           For the purposes of this Section 4.01:

(i)             if on any day the Unpaid Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Borrower, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Borrower or any Affiliate of the Borrower, an Originator or any Affiliate of an Originator, or the Servicer or the Parent or any Affiliate thereof, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Continuing Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);

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(ii)            if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Continuing Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to this Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)           except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)          if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02.                      Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid in U.S. Dollars no later than noon (New York City time) on the day when due in same day funds to the applicable Lender’s Account.

(b)           Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c)           All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

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(d)          In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder (including, without limitation, distributions and payments in respect of Releases, principal, Interest and fees), to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, Collections received in a particular currency shall be applied to amounts distributable or payable in such currency, and (ii) second, to the extent that Collections received in a particular currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such currency, any excess Collections received in another currency shall be applied to such amounts.

(e)           If on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one currency to be converted into any other currency in order to make any payment required to be made hereunder, the Administrative Agent shall effect such exchange on such Settlement Date or other day, as the case may be.

(f)            On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Alternative Currency shall be deemed to be the U.S. Dollar Equivalent thereof on such day for purposes of such computation or calculation.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01.             Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)           subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 5.03) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Affected Person or any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or any Letter of Credit or participation therein or (B) affecting its obligations or rights to make Loans or issue or participate in Letters of Credit;

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and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Lender hereunder with respect to the transactions contemplated hereby, (B) funding or maintaining any Loan or issuing or participating in, any Letter of Credit (or interests therein) or (C) maintaining its obligation to fund or maintain any Loan or issuing or participating in, any Letter of Credit, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)           Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Loans, Letters of Credit or participations in Letters of Credit, made or issued by such Affected Person, or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Borrower will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c)           Adoption of Changes in Law. The Borrower acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Borrower under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Borrower agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d)           Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

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(e)           Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.

SECTION 5.02.             Funding Losses.

(a)          The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain (any such amount, a “Breakage Amount”): (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Loan Request or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(b)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate. Any Breakage Amounts that are not paid on such first Settlement Date shall continue to be owing under this Agreement until paid in full.

SECTION 5.03.             Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Credit Party, Affected Person or Borrower Indemnified Party, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party, Affected Person or Borrower Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(b)           Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower. The Borrower shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this clause (i)) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) Taxes that arise because a Loan is not treated in a manner consistent with the Intended Tax Treatment (including Taxes imposed or asserted on or attributable to amounts payable under this clause (ii)). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, the Initial Servicer shall indemnify each Affected Person for the full amount of any Taxes described in clause (i) or clause (ii) of this Section 5.03(c) to the extent that the Borrower has not already indemnified such Affected Person for such Taxes and without limiting any obligation of the Borrower to do so.

(d)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Initial Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of its respective Affiliates that are Affected Persons to comply with Section 14.03(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of its Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of its Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

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(e)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders. (i) Any Lenders that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing:

(A)          a Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B)          any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) from time to time upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:

(1)           in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)           executed originals of Internal Revenue Service Form W-8ECI;

(3)           in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)           to the extent such Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(g)           Documentation Required by FATCA. If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted after the date of this Agreement pursuant to any intergovernmental agreement entered into in connection with FATCA.

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(h)           Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i)            Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04.             Making or Maintaining LIBOR Rate Loans.

(a)           Interest Rate Inadequate or Unfair. In the event that Administrative Agent, the LC Bank or any Lender (an “Affected Lender”) shall have determined that:

(i)            reasonable means do not exist for ascertaining the Adjusted LIBOR Rate applicable pursuant to Section 2.03 hereof for any Interest Period;

(ii)           Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding or proposed Loan accruing interest by reference to the Adjusted LIBOR Rate;

(iii)          the making, maintenance or funding of any Loan accruing interest by reference to the Adjusted LIBOR Rate has been made impracticable or unlawful by compliance by Administrative Agent or such Affected Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law); or

(iv)          the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Loan accruing interest by reference to the Adjusted LIBOR Rate, then Administrative Agent, LC Bank or such Lender, as applicable, shall give the Borrower and Administrative Agent, LC Bank or each Lender, as applicable, prompt written or telephonic notice of such determination. If such notice is given prior to a LIBOR Termination Date (as defined in clause (b) below) or prior to the date on which Section 5.04(b) applies, then any outstanding or requested LIBOR Rate Loan shall begin accruing interest by reference to the Base Rate. Until such notice has been withdrawn, neither Administrative Agent nor Lenders shall have any obligation to make any Loan accruing interest by reference to the Adjusted LIBOR Rate or maintain outstanding affected LIBOR Rate Loans.

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(b)           Successor LIBOR Rate Index.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if the Administrative Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, Administrative Agent and the Borrower may amend this Agreement to replace the Adjusted LIBOR Rate with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Class Lenders of any Class. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a Loan accruing interest by reference to the Adjusted LIBOR Rate will continue to bear interest with reference to the Adjusted LIBOR Rate; provided however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Loan bearing interest at the Adjusted LIBOR Rate that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Loan accruing interest by reference to the Base Rate with respect to such Loan, (ii) all outstanding Loans bearing interest at the Adjusted LIBOR Rate shall automatically be converted to a Loan accruing interest by reference to the Base Rate at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan accruing interest by reference to the Adjusted LIBOR Rate) and (iii) the component of the Base Rate based upon the Adjusted LIBOR Rate will not be used in any determination of the Base Rate.

(ii)           Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or the Lenders pursuant to this Section 5.04(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.04(b).

(iv)          Certain Defined Terms. As used in this Section 5.04(b):

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Adjusted LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the Adjusted LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Adjusted LIBOR Rate for U.S. dollar-denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Adjusted LIBOR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the Adjusted LIBOR Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Adjusted LIBOR Rate:

(1)           in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Adjusted LIBOR Rate permanently or indefinitely ceases to provide the Adjusted LIBOR Rate; or

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(2)           in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Adjusted LIBOR Rate:

(1)           a public statement or publication of information by or on behalf of the administrator of the Adjusted LIBOR Rate announcing that such administrator has ceased or will cease to provide the Adjusted LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBOR Rate;

(2)           a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the Adjusted LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBOR Rate, a resolution authority with jurisdiction over the administrator for the Adjusted LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBOR Rate, which states that the administrator of the Adjusted LIBOR Rate has ceased or will cease to provide the Adjusted LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBOR Rate; or

(3)           a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent announcing that the Adjusted LIBOR Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Adjusted LIBOR Rate and solely to the extent that the Adjusted LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Adjusted LIBOR Rate for all purposes hereunder in accordance with Section 5.04(b) and (y) ending at the time that a Benchmark Replacement has replaced the Adjusted LIBOR Rate for all purposes hereunder pursuant to Section 5.04(b).

“Early Opt-in Event” means a determination by the Administrative Agent that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 5.04(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted LIBOR Rate for loans in Dollars.

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“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(c)           Booking of Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(d)          Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under Section 5.02 shall be made as though such Lender had actually funded each of its relevant Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under Section 5.02.

SECTION 5.05.              Security Interest.

(a)           As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the principal amount of the Loans and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Continuing Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the Continuing Collection Accounts and amounts on deposit therein, (v) all Collections on deposit in any Interim Collection Account, and all certificates and instruments, if any, from time to time evidencing the Collections on deposit therein, (vi) all rights (but none of the obligations) of the Borrower under the Purchase and Sale Agreements, (vii) all other personal and fixture property or assets of the Borrower of every kind and nature, including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (viii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

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(b)          The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)           Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all rights and obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

ARTICLE VI

CONDITIONS to Effectiveness and CREDIT EXTENSIONS

SECTION 6.01.              Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02.             Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)           in the case of a Loan, the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, and in the case of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent, each Lender and the LC Bank, a Letter of Credit Application and an LC Request, in each case, in accordance with Section 2.02(b) or Section 3.02(a), as applicable;

(b)           the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Interim Reports required to be delivered hereunder;

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(c)           in the case of a Revolving A Loan or a Letter of Credit, after making the Credit Extensions requested on such date, the Total Revolving A Usage shall not exceed the Revolving A Commitments then in effect;

(d)           in the case of a Revolving B Loan, after making the Credit Extensions requested on such Credit Date, the Total Revolving B Usage shall not exceed the Revolving B Commitments then in effect;

(e)           on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Initial Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)            the representations and warranties of the Borrower and the Initial Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)           no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)          no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(iv)          the Aggregate Loan Amount plus the Revolving A LC Participation Amount does not exceed the Facility Limit;

(v)           the Revolving A LC Participation Amount does not exceed the LC Facility Sublimit; and

(vi)          the Revolving A Commitment Termination Date or Revolving B Commitment Termination Date, as applicable, has not occurred.

SECTION 6.03.             Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)           after giving effect to such Release, the Continuing Collection Accounts shall have on deposit an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Amounts, in each case, through the date of such Release (as reasonably estimated by the Administrative Agent), (y) the amount of any Borrowing Base Deficit and (z) the amount of all other unpaid Borrower Obligations then due and owing through the date of such Release (as reasonably estimated by the Administrative Agent), in each case, as demonstrated in a Qualifying Release Report delivered pursuant to Section 9.03(c);

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(b)           the Borrower shall use the proceeds of such Release (i) solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Second Tier Purchase and Sale Agreement or (ii) for distribution to the Pledgor as a return on the Pledgor’s equity interest in the Borrower; and

(c)           on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Initial Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)            the representations and warranties of the Borrower and the Initial Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)           no Event of Default has occurred and is continuing, and no Event of Default would result from such Release;

(iii)          no Borrowing Base Deficit exists or would exist after giving effect to such Release; and

(iv)          the Revolving Commitment Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.             Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party, as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which a Credit Extension shall have occurred, as follows:

(a)           Organization and Good Standing. It has been duly and solely organized in, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

(b)          Due Qualification. It is in good standing in the State of Delaware, and has obtained all necessary licenses, approvals and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party, the purchase of the Receivables pursuant to the Second Tier Purchase and Sale Agreement and the performance by it of its obligations contemplated in the Transaction Documents.

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(c)           Power and Authority; Due Authorization. It (i) has all necessary limited liability company power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, (C) acquire the Pool Receivables and Related Security pursuant to the Second Tier Purchase and Sale Agreement and own, sell, pledge, hold, maintain, collect and service the Pool Receivables and Related Security and (D) grant a security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the grant of a security interest in the Collateral on the terms and conditions herein provided.

(d)           Valid Security; Binding Obligations. This Agreement constitutes a granting of a valid security interest in the Collateral to the Administrative Agent (on behalf of the Secured Parties), enforceable against creditors of, and purchasers from, the Borrower; and this Agreement constitutes, and each other Transaction Document to be signed by the Borrower when duly executed and delivered by it will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, or (B) any Debt, (ii) result in the creation or imposition of any Adverse Claim upon any of the Borrower’s properties pursuant to the terms of any such Debt, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, (iii) conflict with, result in any breach or (without notice or lapse of time or both) a default under any other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (iv) result in the creation or imposition of any Adverse Claim upon any of the Borrower’s properties pursuant to the terms of any such other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, or (v) violate any Applicable Law applicable to it or any of its properties except, in the cases of clauses (iii), (iv) and (v) to the extent that any such conflict or violation could not reasonably be specified to have a Material Adverse Effect.

(f)            No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Collateral or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect or (iv) seeking to adversely affect, or in which there is a reasonable likelihood of a determination adversely affecting, in either case, the federal income tax attributes of the Loans or Releases hereunder.

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(g)           Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, except for (i) the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect, (ii) those that have been made or obtained and are in full force and effect, (iii) any registrations, notices, consents or approvals the failure of which to send or obtain would not reasonably be expected to have a Material Adverse Effect or (iv) those that are not currently required.

(h)           Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against the Borrower or any material portion of the Collateral, and, to its knowledge, no threat by any Person has been made to attempt to obtain any such decision against it or its properties.

(i)            Use of Proceeds. The use of all funds obtained by the Borrower under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

(j)            Quality of Title. The Borrower has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Security. Each Pool Receivable and the Related Security is owned by Borrower free and clear of any Adverse Claim; the Administrative Agent shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority perfected security interest in each Pool Receivable and Collections and proceeds of any of the foregoing, free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Pool Receivable and any interest therein is on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with any Transaction Document (and assigned to the Administrative Agent), (ii) in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document or (iii) an (x) “all asset” financing statements filed in connection with the Existing Specified Secured Debt or (y) with respect to HOV Services, Inc. during the ten (10) days following the Closing Date, the state tax lien, file number L53008 P427, recorded in Oakland County, Michigan.

(k)           Accurate Information. No Information Package, Interim Report or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any Exela Party or any of their respective Affiliates to Administrative Agent, any Lender or any other Secured Party in connection with the Collateral, this Agreement or the other Transaction Documents, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Borrower represents only that such information has been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time such information was delivered; and provided, further, that such information are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the control of the Borrower, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material.

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(l)            UCC Details. The Borrower’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Schedule 7.01(l) and the offices where the Borrower keeps all its Records are located at the addresses specified in Schedule 7.01(l) (or at such other locations, notified to the Administrative Agent in accordance with Section 8.01(f)), in jurisdictions where all actions required under Section 9.06 have been taken and completed. Except as described in Schedule 7.01(l), the Borrower has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and the Borrower has never changed the location of its chief executive office or its true legal name, identity or corporate structure. The Borrower is organized only in a single jurisdiction.

(m)          Collection Accounts. The account numbers of the Collection Accounts and related Collection Account Banks are specified in Schedule II.

(n)           Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Credit Extension or on the date of any Information Package or Interim Report constitutes an Eligible Receivable on such date; provided, that at any time prior to the Contract Evaluation End Date, none of the following events shall be a breach of this representation: (i) clause (c) of “Eligible Receivable” shall not be satisfied with respect to any Receivable that otherwise satisfies each of the following conditions: (x) its related Contract is not one of the Top 100 Customer Contracts and (y) the Unpaid Balance for such Receivable and each other Receivable (taken in the aggregate) relating to such Contract does not exceed 0.50% of the aggregate Unpaid Balance of all Eligible Receivables at any time this representation is made and (ii) clause (s)(A) of “Eligible Receivable” shall not be satisfied with respect to any Receivable that otherwise satisfies each of the following conditions: (x) its related Contract is not one of the Top 100 Customer Contracts, (y) the Unpaid Balance for such Receivable and each other Receivable relating to such Contract does not exceed 0.50% of the aggregate Unpaid Balance of all Eligible Receivables at any time this representation is made and (z) the related Obligor (or any of its Affiliates) is not then withholding or then threatening to withhold any payments under such Contract in connection with any breach of any anti-assignment provision set forth therein.

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(o)           No Disclosure Required. Under Applicable Law, the Borrower is not required to file a copy of this Agreement or any other Transaction Document with the SEC or any other Governmental Authority, except for the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect and any filings with the SEC to be made by Parent.

(p)           Security. The Loans being provided for hereunder do not constitute a Security.

(q)           Adverse Change. Since the date of its formation, no event or occurrence exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(r)            Credit and Collection Policies. It has complied with the Credit and Collection Policies in all material respects and it has engaged Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies and all Applicable Law, and such policies have not changed since the Closing Date, except in accordance with this Agreement.

(s)           Compliance with Law. It has complied in all material respects with all Applicable Laws to which it may be subject.

(t)            Financial Information. All financial statements of the Borrower delivered to Administrative Agent in accordance with Section 8.02(a) were prepared in accordance with GAAP in effect on such date such statements were prepared and fairly present in all material respects the financial position of the Borrower and its results of operations as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments), as applicable.

(u)           Investment Company Act. The Borrower is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.

(v)           Covered Fund. The Borrower is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”).  In determining that the Borrower is not a “covered fund” under the Volcker Rule, Borrower is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.

(w)          No Other Obligations. The Borrower does not have outstanding any Security of any kind, except membership interests issued to Pledgor in connection with its organization and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to the Borrower, in each case, other than as will occur in accordance with the Transaction Documents.

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(x)            Representations and Warranties in Other Transaction Documents. The Borrower hereby makes for the benefit of the Administrative Agent and each Credit Party all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.

(y)           Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Loans will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(z)           Tax Status. The Borrower (i) has timely filed all material Tax returns required to be filed by it and (ii) has paid, or caused to be paid, all material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(aa)         Disregarded Entity. The Borrower is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code and is not and will at all relevant times not be required to withhold from any (direct or indirect) equity owner(s) under Sections 1441, 1445, 1446 and 1461 of the Code.

(bb)        PATRIOT ACT and FCPA(cc). To the extent applicable, each Exela Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the PATRIOT Act. Neither the Exela Parties nor any of their officers, directors, employees, agents or shareholders acting on the Exela Parties’ behalf shall use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). None of the Exela Parties nor any Affiliates of any Exela Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws. None of the Exela Parties, nor any Affiliates of any Exela Parties, or their respective agents acting or benefiting in any capacity in connection with any Credit Extension or other transactions hereunder, is a Blocked Person. None of the Exela Parties, nor any of their agents acting in any capacity in connection with the Credit Extensions or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(dd)        Solvency. The Borrower is Solvent.

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(ee)         Opinions. The facts regarding each Exela Party, the Receivables, the Related Security, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(ff)          Perfection Representations.

(i)           This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which, (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.

(ii)          The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)         The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.

(iv)          All appropriate UCC financing statements, UCC financing statement amendments, and UCC continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Pledgor pursuant to the First Tier Purchase and Sale Agreement, the sale and contribution of the Receivables and Related Security from the Pledgor to the Borrower pursuant to the Second Tier Purchase and Sale Agreement and the grant by the Borrower of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement, in each case.

(v)           Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements or other lien filing filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.

(gg)         Collection Accounts.

(i)            Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)           Ownership. Each Continuing Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to each Continuing Collection Account free and clear of any Adverse Claim. Each Interim Collection Account is in the name of the applicable Originator and no Interim Collection Account is subject to the “control” (as defined in Section 9-104 of the UCC) of any other Person.

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(iii)          Perfection. The Borrower has delivered to the Administrative Agent (x) with respect to any Continuing Collection Account, a fully executed Account Control Agreement and (y) with respect to any Interim Collection Account, Sweep Instructions, in each case, pursuant to which each applicable Collection Account Bank has been instructed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Continuing Collection Account and each Continuing Collection Account is subject to an Account Control Agreement.

(iv)          Instructions. None of the Continuing Collection Accounts is in the name of any Person other than the Borrower. None of the Interim Collection Accounts is in the name of any Person other than the applicable Originator. No Exela Party has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(hh)        [Reserved].

(ii)           No Default. No event has occurred and is continuing and no condition exists, or would result from any Loan or Release or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default.

(jj)           Certificate of Beneficial Ownership. As of the Closing Date, the Borrower is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(kk)         ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Exela Party and their respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan and Multiemployer Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan or Multiemployer Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

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(ll)           Securitization Assets.

(i)            None of the Collateral is subject to any Lien of any Debt of Exela or any of its Affiliates other than the Lien of the Administrative Agent under this Agreement. Without limiting the foregoing, all of the Collateral satisfies the definition of “Securitization Assets” sold to a “Special Purpose Securitization Subsidiary” in connection with a “Permitted Securitization Financing,” and therefore is “Excluded Property” that is free and clear of any Adverse Claim of any Existing Specified Secured Debt.

(ii)           As of the Closing Date, the Exela Parties are not obligated (whether as a borrower, guarantor or otherwise) under any secured Debt outstanding in an aggregate amount exceeding $75,000,000 other than the Existing Specified Secured Debt and this Agreement.

SECTION 7.02.             Representations and Warranties of the Initial Servicer. The Initial Servicer represents and warrants to each Credit Party, as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which a Credit Extension shall have occurred, as follows:

(a)           Organization and Good Standing. It has been duly organized and is validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b)           Due Qualification. It is duly qualified to do business, is in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not reasonably be expected to have a Material Adverse Effect.

(c)           Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, and (C) service the Pool Receivables and Related Security in accordance with the provisions hereof and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the servicing of the Pool Receivables in accordance with the provisions hereof.

(d)           Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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(e)           No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, as applicable, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound if such conflict, breach or default could reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents or otherwise permitted by this Agreement or other Transaction Documents, or (iii) violate any Applicable Law applicable to it or any of its properties if such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect.

(f)            No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the servicing of the Receivables or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect or (iv) seeking to adversely affect, or in which there is a reasonable likelihood of a determination adversely affecting, in either case, the federal income tax attributes of the Loans or Releases hereunder.

(g)           Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, except for (i) the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect, (ii) those that have been made or obtained and are in full force and effect, or (iii) those that are not currently required.

(h)           Financial Condition. It has furnished to the Administrative Agent the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Parent as of and for the fiscal year ended December 31, 2018, reported on by its independent public accountants. All financial statements of the Parent and its consolidated Subsidiaries referenced above or delivered to the Administrative Agent pursuant to Section 8.05(a) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, and operations of the Parent and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments). Since December 31, 2018, there has been no change in the business, property, operation or condition of the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

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(i)            Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to its knowledge, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Exela Party or any of their Subsidiaries or against any material portion of their properties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j)            Accurate Information. No Information Package, Interim Report or any other information, exhibit, financial statement, document, book, record or report furnished by any Exela Party or any of their respective Affiliates to Administrative Agent, any Lender or any other Secured Party in connection with the Collateral, this Agreement or the other Transaction Documents, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, it represents only that such information has been prepared in good faith based on assumptions believed by it to be reasonable at the time such information was delivered; and provided, further, that such information are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the control of the Borrower, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material.

(k)           Collection Accounts.

(i)            Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)           Ownership. Each Continuing Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to each Continuing Collection Account free and clear of any Adverse Claim. Each Interim Collection Account is in the name of the applicable Originator and no Interim Collection Account is subject to the “control” (as defined in Section 9-104 of the UCC) of any other Person.

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(iii)          Perfection. The Borrower has delivered to the Administrative Agent (x) with respect to any Continuing Collection Account, a fully executed Account Control Agreement and (y) with respect to any Interim Collection Account, Sweep Instructions, in each case, pursuant to which each applicable Collection Account Bank has been instructed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Continuing Collection Account and each Continuing Collection Account is subject to an Account Control Agreement.

(iv)          Instructions. None of the Continuing Collection Accounts is in the name of any Person other than the Borrower. None of the Interim Collection Accounts is in the name of any Person other than the applicable Originator. No Exela Party has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(v)          The account numbers of the Collection Accounts and related Collection Account Banks are specified in Schedule II.

(l)            Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by it, any Originator or any Sub-Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(m)          Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Credit Extension or on the date of any Information Package or Interim Report constitutes an Eligible Receivable on such date; provided, that at any time prior to the Contract Evaluation End Date, none of the following events shall be a breach of this representation: (i) clause (c) of “Eligible Receivable” shall not be satisfied with respect to any Receivable that otherwise satisfies each of the following conditions: (x) its related Contract is not one of the Top 100 Customer Contracts and (y) the Unpaid Balance for such Receivable and each other Receivable (taken in the aggregate) relating to such Contract does not exceed 0.50% of the aggregate Unpaid Balance of all Eligible Receivables at any time this representation is made and (ii) clause (s)(A) of “Eligible Receivable” shall not be satisfied with respect to any Receivable that otherwise satisfies each of the following conditions: (x) its related Contract is not one of the Top 100 Customer Contracts, (y) the Unpaid Balance for such Receivable and each other Receivable relating to such Contract does not exceed 0.50% of the aggregate Unpaid Balance of all Eligible Receivables at any time this representation is made and (z) the related Obligor (or any of its Affiliates) is not then withholding or then threatening to withhold any payments under such Contract in connection with any breach of any anti-assignment provision set forth therein.

(n)           Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of it or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

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(o)           Credit and Collection Policies. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 8.03(c) and 8.06(c).

(p)          Adverse Change. Since December 31, 2018, no event or occurrence exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(q)           Compliance with Law. It has complied in all material respects with all Applicable Law.

(r)            Investment Company Act. It is not (i) required to register as an “investment company” or (ii) “controlled” by an “investment company”, under (and as to each such term, as defined in) the Investment Company Act.

(s)           ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Exela Party and their respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan or Multiemployer Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan or Multiemployer Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

(t)            Adverse Change in Receivables. Since December 31, 2018, there has been no material adverse change in the value, validity, enforceability, collectability or payment of its receivable or of all or a material portion of the Pool Receivables.

(u)          Tax Status. It (i) has timely filed all material Tax returns required to be filed by it and (ii) has paid or caused to be paid all material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(v)           PATRIOT ACT and FCPA. To the extent applicable, each Exela Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the PATRIOT Act. Neither the Exela Parties nor any of their officers, directors, employees, agents or shareholders acting on the Exela Parties’ behalf shall use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the FCPA. None of the Exela Parties nor any Affiliates of any Exela Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws. None of the Exela Parties, nor any Affiliates of any Exela Parties, or their respective agents acting or benefiting in any capacity in connection with any Credit Extension or other transactions hereunder, is a Blocked Person. None of the Exela Parties, nor any of their agents acting in any capacity in connection with the Credit Extensions or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

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(w)          Opinions. The facts regarding each Exela Party, the Receivables, the Related Security, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x)           [Reserved].

(y)           No Default. No event has occurred and is continuing and no condition exists, or would result from any Loan or Release or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default.

(z)            Securitization Assets.

(i)            None of the Collateral is subject to any Lien of any Debt of Exela or any of its Affiliates other than the Lien of the Administrative Agent under this Agreement. Without limiting the foregoing, all of the Collateral satisfies the definition of “Securitization Assets” sold to a “Special Purpose Securitization Subsidiary” in connection with a “Permitted Securitization Financing,” and therefore is “Excluded Property” that is free and clear of any Adverse Claim of any Existing Specified Secured Debt.

(ii)           As of the Closing Date, the Exela Parties are not obligated (whether as a borrower, guarantor or otherwise) under any secured Debt outstanding in an aggregate amount exceeding $75,000,000 other than the Existing Specified Secured Debt and this Agreement.

(aa)         Representations and Warranties in Other Transaction Documents. It hereby makes for the benefit of the Administrative Agent and each Credit Party all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.

(bb)        Margin Stock. None of the Exela Parties or any Subsidiaries thereof engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Credit Extension has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Exela Parties or any Subsidiaries thereof holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Exela Party or any Subsidiaries thereof are or will be represented by margin stock.

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ARTICLE VIII

COVENANTS

SECTION 8.01.             Affirmative Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date, the Borrower shall, unless Administrative Agent and the Required Lenders shall otherwise consent in writing:

(a)           Compliance with Laws, Etc. Comply in all material respects with all Applicable Laws with respect to it, the Pool Receivables and each of the related Contracts.

(b)           Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Inspections. (i) From time to time, upon reasonable notice and during regular business hours permit each Lender, the Administrative Agent, the LC Bank or any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent, the LC Bank or such Lender, as applicable (at the sole cost and expense of the Borrower), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Borrower or its Affiliates or agents, and (B) to visit the offices and properties of the Borrower or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables, the Borrower’s performance hereunder or the Borrower’s financial condition and results of operations with any of the officers or employees of the Borrower or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent, the LC Bank or such Lender with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent, the LC Bank or such Lender to conduct, at Borrower’s expense, a review of Borrower’s books and records relating to Pool Receivables; provided that, unless an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time any such audit/inspection is requested, the Borrower shall only be required to reimburse any Person for reasonable, documented costs and expenses related to two such audit/inspections during any calendar year.

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(d)           Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Servicer), all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time during the continuation of an Initial Servicer Default or an Event of Default, upon request of the Administrative Agent, deliver or cause the Servicer to deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(e)           Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and promises required to be observed by it under the Contracts and the Pool Receivables, unless an Originator or the Borrower makes a Deemed Collection in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Second Tier Purchase and Sale Agreement.

(f)            Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Borrower referred to in Section 7.01(l) or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)           Credit and Collection Policies. Cause the Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies in all material respects and not agree to any material changes thereto except as permitted under Sections 8.03(c) and 8.06(c).

(h)           Collections. Within seven (7) Business Days of the Closing Date, deliver written instructions to all Obligors to remit Collections of existing and newly generated Pool Receivables and the Related Security to a Continuing Collection Account. At all times after the Closing Date, (i) on the related invoice, instruct all Obligors to remit Collections of Pool Receivables and the Related Security to a Continuing Collection Account and (ii) to the extent that any Obligor remits any Collections to an Interim Collection Account, promptly (within four (4) Business Days) notify such Obligor in writing and by telephone to remit any future Collections to a Continuing Collection Account. In the event any Exela Party receives any Collections, any such Collections shall be held in trust by such Exela Party and such Exela Party shall deposit such Collections in a Continuing Collection Account within four (4) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Collection Account, the Borrower (or the Initial Servicer on its behalf) shall within four (4) Business Days of receipt thereof identify such funds and provide instructions to the Administrative Agent to transfer such funds to the appropriate Person entitled to such funds. The Borrower shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Pool Receivables received from time to time and (ii) segregate within four (4) Business Days Collections of Pool Receivables from property of any Exela Party and their respective Affiliates other than the Borrower. The Borrower shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made in connection with any Sweep Instructions or in accordance with this Section or Section 4.01.

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(i)            Right and Title. Hold all right, title and interest in each Pool Receivable, except to the extent that any such right, title or interest has been transferred or granted to the Administrative Agent (on behalf of the Secured Parties).

(j)           Transaction Documents. Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and limited liability company agreement.

(k)           Enforcement of Second Tier Purchase and Sale Agreement. On its own behalf and on behalf of the Credit Parties and the Administrative Agent, (x) promptly enforce all covenants and obligations of Pledgor contained in the Second Tier Purchase and Sale Agreement and (y) deliver to the Administrative Agent all consents, approvals, directions, notices and waivers and take other actions under the Second Tier Purchase and Sale Agreement as may be reasonably directed by the Administrative Agent.

(l)            Filing of Financing Statements; Etc. (i) On the date hereof, the Borrower shall cause the financing statements and other lien filings described in Section 6.01 to be duly filed in the appropriate jurisdictions and (ii) it shall promptly provide the Administrative Agent with acknowledgment copies of all financing statements and other filings described in Section 6.01 and the officer’s certificate described in Section 8.02(o).

(m)          Anti-Terrorism Laws. None of the Exela Parties, nor any of their Affiliates or agents shall:

(i)            conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

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(ii)           deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(iii)          engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the PATRIOT Act or any other Anti-Terrorism Law.

The Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrower’s compliance herewith.

(n)           Assignment of Claims Act; Etc. If requested by the Administrative Agent, the Borrower shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar state and local Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(o)           Disregarded Entity. The Borrower will at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code and is not and will at all relevant times not be required to withhold from any (direct or indirect) equity owner(s) under Sections 1441, 1445, 1446 and 1461 of the Code.

(p)           Minimum Funding Threshold. On each day, the Borrower shall cause (i) the Total Revolving A Usage to exceed the lesser of (x) the Revolving A Minimum Funding Amount and (y) the Revolving A Lenders’ Percentage of the Borrowing Base and (ii) the Total Revolving B Usage to exceed the lesser of (x) the Revolving B Minimum Funding Amount and (y) the Revolving B Lenders’ Percentage of the Borrowing Base.

(q)           Exchange Act Disclosure. The Borrower will file a Current Report on Form 8-K under the Exchange Act to report the transactions contemplated by this Agreement and in its future Forms 10-K and 10-Q until the Final Payout Date. The disclosure in each of such Exchange Act filings shall include an explicit statement that any amendment or modification to any Existing Specified Secured Debt Documents is prohibited if such amendment or modification could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

SECTION 8.02.              Reporting Requirements of the Borrower. From the date hereof until the Final Payout Date, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender:

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(a)           Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, copies of the annual income statement and balance sheet of the Borrower, prepared in conformity with GAAP, duly certified by a Financial Officer of the Borrower with respect to such fiscal year.

(b)           Information Packages and Interim Reports. (i) As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package signed by the Servicer and for the most recently completed Settlement Period and (ii) at the request of the Administrative Agent or the Required Class Lenders of any Class, an Interim Report current as of the preceding Business Day; provided, that the Administrative Agent, acting with the consent of the Required Lenders, may (and at the direction of the Required Class Lenders of any Class, shall) modify, in any reasonable respect, the information required to be provided by Servicer in, or the form of, the Information Package or the Interim Report upon reasonable prior notice to the Borrower.

(c)           ERISA. (i) (i) Promptly after the filing or receiving thereof, copies of (I) all reports and notices with respect to any Reportable Event with respect to any Pension Plan, which any Exela Party or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which any Exela Party or any of their respective ERISA Affiliates receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor, and (II) all reports and documents which it files under any other applicable pension benefits legislation that relate to matters concerning, or that would or could individually or in the aggregate reasonably be expected to affect, the Receivables (including the value, the validity, the collectability, or the enforceability thereof), the transactions contemplated by the Transaction Documents, or the performance of the Borrower (or any of its Affiliates), or the ability of the Borrower (or any of its Affiliates) to perform, thereunder.

(ii)           Promptly after the Borrower becomes aware of the occurrence of any of the events listed in clauses (1) through (6) below, a notice indicating that such event has occurred:

(1)           the Secretary of the Treasury issues a notice to any Exela Party that a Pension Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;

(2)           the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code of any Pension Plan; or there has been a termination, or notice of a termination, of any Pension Plan under Section 4041 or Section 4042 of ERISA;

(3)           any Pension Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;

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(4)           any Pension Plan is unable to pay benefits thereunder when due;

(5)           any Exela Party or any of their respective ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar law as now or hereafter in effect; or

(6)           any Exela Party or any of their respective ERISA Affiliates incurs Withdrawal Liability.

(d)           Defaults. Notice of the occurrence of any Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default, accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of such event and the action that the Borrower proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after the Borrower obtains knowledge of any such event.

(e)           Litigation. Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding (including a contingency thereof) initiated against any Exela Party and (ii) any development in litigation previously disclosed by it, in each case, relates to an amount in controversy in excess of $10,000,000 or that could otherwise reasonably be expected to have a Material Adverse Effect.

(f)            Agreed Upon Procedures Report. Not later than the last day of each fiscal year of the Initial Servicer (at the sole cost and expense of the Borrower), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent and the Required Lenders, addressed to the Administrative Agent, the LC Bank and each Lender and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of Initial Servicer for the prior fiscal year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent, the LC Bank or any Lender.

(g)           Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy that could be adverse to the interests of the Credit Parties, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) requesting the Administrative Agent’s and the Required Lenders’ consent thereto and (ii) any change in the character of the Borrower’s business, a written notice indicating such change and requesting the Administrative Agent’s and the Required Lenders’ consent thereto.

(h)           Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Lender of any change in (i) the external accountants of any Exela Party or (ii) any material accounting policy of the Borrower or any Originator (it being understood that any change to the manner in which the Borrower or any Originator accounts for the Pool Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

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(i)            Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Borrower or any other Exela Party as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Credit Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

(j)            Notices Under any Purchase and Sale Agreement. A copy of each notice received by the Borrower pursuant to any provision of any Purchase and Sale Agreement.

(k)           Purchase and Sale Agreements. The occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement.

(l)            Agreed Upon Procedures. In addition, the Borrower shall cooperate with the Initial Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g).

(m)          Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of Parent or any of its Subsidiaries.

(n)           Notice Regarding Material Contracts. Promptly (but in any event within fifteen (15) Business Days) (i) after any material contract of Parent or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Parent or such Subsidiary, as the case may be, or (ii) any new material contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto.

(o)           Annual Collateral Verification. Within 21 days after the Closing Date and, each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 8.02(a), Borrower shall deliver to the Administrative Agent an officer’s certificate (a) either confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 8.02(o) and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in such certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Transaction Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

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(p)           Beneficial Ownership Regulation.  Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Borrower shall execute and deliver to the Administrative Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent.

(q)           Excluded Receivables. With reasonable promptness, written notice if the total amount of Excluded Receivables originated in any calendar month exceeds $150,000.

SECTION 8.03.             Negative Covenants of the Borrower. From the date hereof until the Final Payout Date, the Borrower shall not, without the prior written consent of the Administrative Agent and the Required Lenders, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a)           Sales, Adverse Claims, Etc. Except as otherwise expressly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any of its assets, including any Pool Receivable, any Related Security or any proceeds of any of the foregoing, or any interest therein, or any Continuing Collection Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(b)           Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)           Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be adverse to the interests of the Credit Parties without the prior written consent of the Administrative Agent and the Required Lenders, (ii) make any change in the character of its business or amend, waive or otherwise modify its limited liability company agreement or certificate of formation without the prior written consent of Administrative Agent and the Required Lenders or (iii) amend, waive or otherwise modify any other Transaction Document to which the Borrower is a party or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Required Lenders.

(d)           Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II as a Collection Account unless the Administrative Agent and the Required Lenders shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement or Sweep Instructions without the prior written consent of the Administrative Agent and the Required Lenders and, in each case, only if all of the payments from Obligors that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in a Continuing Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement or Sweep Instructions without the prior written consent of Administrative Agent and the Required Lenders.

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(e)           Subsidiaries. Without the prior written consent of the Administrative Agent and the Required Lenders, have any Subsidiaries.

(f)            Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Continuing Collection Account or (ii) except as remitted from an Interim Collection Account pursuant to Sweep Instructions, permit funds other than Collections to be deposited into any Continuing Collection Account.

(g)           Debt and Business Activity. (i) Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, (ii) purchase any asset, (iii) make any investment by share purchase loan or otherwise or (iv) engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.

(h)           Name Change, Mergers, Acquisitions, Sales, etc. Without the prior written consent of the Administrative Agent and the Required Lenders, (i) change its jurisdiction of organization or its name, identity or corporate structure or undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law, (ii) merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or (iii) make any other change such that any financing statement or other lien filing filed or other action taken to perfect Administrative Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective. The Borrower shall not amend or otherwise modify or waive its limited liability company agreement or certificate of formation or any provision thereof without the prior written consent of Administrative Agent and the Required Lenders. Any termination or alteration of any arrangements with respect to the Collection Accounts shall be a Material Action requiring the consent of all its members and Independent Manager. Borrower shall at all times maintain its jurisdiction of organization in the State of Delaware.

(i)            Actions Impairing Quality of Title. Take any action that could cause any Pool Receivable, together with the Related Security, not to be owned by it free and clear of any Adverse Claim; or take any action that could reasonably be expected to cause Administrative Agent not to have a valid ownership interest or first priority perfected security interest in the Pool Receivables and Continuing Collection Accounts and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Security (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Pool Receivable on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with any Transaction Document or (ii) in favor of Administrative Agent in accordance with this Agreement or any Transaction Document or (iii) an (x) “all asset” financing statements filed in connection with the Existing Specified Secured Debt or (y) with respect to HOV Services, Inc. during the ten (10) days following the Closing Date, the state tax lien, file number L53008 P427, recorded in Oakland County, Michigan.

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(j)            Actions by Originators. Notwithstanding anything to the contrary set forth in any Purchase and Sale Agreement, the Borrower will not consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.03 of the First Tier Purchase and Sale Agreement, or (ii) any waiver of or departure from any term set forth in Article V of any Purchase and Sale Agreement, in each case without the prior written consent of the Administrative Agent.

(k)           Disregarded Entity. No action will be taken that would cause the Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(l)            Restrictions on Exela Secured Debt. Permit any Exela Party or any Affiliate thereof to incur any new secured Debt or consent to any amendment or modification to any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

SECTION 8.04.              Affirmative Covenants of the Initial Servicer. At all times from the Closing Date until the Final Payout Date, the Initial Servicer shall, unless the Administrative Agent and the Required Lenders shall otherwise consent in writing:

(a)           Compliance with Laws, Etc. Comply in all material respects with all Applicable Laws with respect to it, the Pool Receivables, the related Contracts and the servicing and collection thereof.

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(b)           Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Inspections. (i) From time to time, upon reasonable notice and during regular business hours, permit each Lender, the Administrative Agent, the LC Bank or any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent, the LC Bank or such Lender, as applicable (at the sole cost and expense of Initial Servicer), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of Initial Servicer or its Affiliates or agents, and (B) to visit the offices and properties of Initial Servicer or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables, Initial Servicer’s performance hereunder or the Initial Servicer’s financial condition and results of operations with any of the officers or employees of Initial Servicer or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of Administrative Agent, the LC Bank or such Lender with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent, the LC Bank and such Lender to conduct, at Initial Servicer’s expense, a review of Borrower’s books and records relating to Pool Receivables; provided that, unless an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time any such audit/inspection is requested, Initial Servicer shall only be required to reimburse any Person for reasonable, documented costs and expenses related to two such audit/inspections during any calendar year.

(d)           Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time during the continuation of an Initial Servicer Default or an Event of Default, upon the request of the Administrative Agent, deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

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(e)           Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, a Deemed Collection occurs in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Second Tier Purchase and Sale Agreement.

(f)            Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Initial Servicer referred to in Schedule 8.04(f) or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)           Credit and Collection Policy. Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the other Related Security, the related Contract and the servicing and collection thereof.

(h)           Collections. Within seven (7) Business Days of the Closing Date, instruct all Obligors to remit Collections of existing and newly originated Pool Receivables and the Related Security to a Continuing Collection Account. At all times after the Closing Date, (i) instruct all Obligors to remit Collections of existing Pool Receivables and the Related Security to a Continuing Collection Account on the applicable invoice and (ii) to the extent that any Obligor remits any Collections to an Interim Collection Account, promptly (within four (4) Business Days) notify such Obligor in writing and by telephone to remit any future Collections to a Continuing Collection Account. In the event any Exela Party receives any Collections, any such Collections shall be held in trust by such Exela Party and such Exela Party shall deposit such Collections in a Continuing Collection Account within four (4) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Collection Account, the Initial Servicer shall within four (4) Business Days of receipt thereof identify such funds and provide instructions to the Administrative Agent to transfer such funds to the appropriate Person entitled to such funds. The Initial Servicer shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Pool Receivables received from time to time and (ii) segregate within four (4) Business Days Collections of Pool Receivables from property of any Exela Party and their respective Affiliates other than the Initial Servicer. The Initial Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made in connection with any Sweep Instructions or in accordance with this Section or Section 4.01.

(i)            Transaction Documents. Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity.

(j)            [Reserved].

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(k)           Frequency of Billing. Prepare and deliver (or cause to be prepared or delivered) invoices with respect to each Pool Receivable in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Pool Receivable.

(l)            Insurance. Keep its insurable properties insured at all times by financially sound and responsible insurers; maintain insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses in the same geographic area; maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and maintain such other insurance as may be required by Applicable Law.

(m)          Maintenance of Assets. Maintain all of its assets used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Transaction Documents) and from time to time to make all necessary repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(n)           Anti-Terrorism Laws. None of the Exela Parties, nor any of their Affiliates or agents shall:

(i)            conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(ii)           deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(iii)          engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the PATRIOT Act or any other Anti-Terrorism Law.

The Initial Servicer shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Initial Servicer’s compliance herewith.

(o)           Assignment of Claims Act; Etc. If requested by the Administrative Agent, the Initial Servicer shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar state and local Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

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(p)           [Reserved].

(q)           Program Participants. Upon the Parent’s creation or acquisition of any Subsidiary organized under the laws of the United States or Canada, or any state, province or subdivision thereof that originates Receivables, the Initial Servicer shall notify the Administrative Agent and, if so requested by the Administrative Agent, cause the joinder of such Person to the First Tier Purchase and Sale Agreement on or prior to such time as the Administrative Agent may designate.

(r)            Exchange Act Disclosure. The Initial Servicer will file a Current Report on Form 8-K under the Exchange Act to report the transactions contemplated by this Agreement and in its future Forms 10-K and 10-Q until the Final Payout Date. The disclosure in each of such Exchange Act filings shall include an explicit statement that any amendment or modification to any Existing Specified Secured Debt Documents is prohibited if such amendment or modification could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

SECTION 8.05.            Reporting Requirements of the Initial Servicer. From the date hereof until the Final Payout Date, the Initial Servicer shall furnish to the Administrative Agent and each Lender each of the following:

(a)           (i)       Monthly and Quarterly Financial Statements. (A) Within forty-five (45) days after the end of each of each fiscal quarter of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statement of comprehensive income for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (x) and (y), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an officer’s certificate of Parent stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes and (B) within thirty (30) days after the end of each calendar month of each fiscal year of Parent, unaudited financial statements of Parent and its Subsidiaries prepared in accordance with GAAP and including a line-item reconciliation between net income and management-adjusted EBITDA; provided, that if such calendar month is the last month of any fiscal quarter, such unaudited financial statements may be delivered concurrently with the quarterly financial statements delivered pursuant to clause (A) above so long as not later than such thirtieth (30th) day after the end of each calendar month, the Initial Servicer delivers a report calculating the components of Liquidity and the then-outstanding principal balances of any outstanding Debt (broken down by tranche, as applicable) as of the end of such calendar month.

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(ii)             Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion (a) shall be prepared in accordance with generally accepted auditing standards and (b) shall not include any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of Parent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit.

(iii)            Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit F signed by a Financial Officer of Parent and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(b)          Financial Statements and Other Information. The Initial Servicer will furnish to the Administrative Agent and each Lender:

(i)              promptly after the sending thereof, copies of all proxy statements, financial statements and regular or special reports which the Parent sends to its stockholders;

(ii)             promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Borrower, the Administrative Agent or any Lender, copies of the same;

(iii)            promptly following a request therefor, any documentation or other information (including with respect to any Exela Party) that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(iv)            from time to time such further information regarding the business, affairs and financial condition of the Exela Parties as the Administrative Agent or any Lender shall reasonably request.

(c)           Information Packages and Interim Reports. (i) As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package signed by the Initial Servicer and for the most recently completed Settlement Period and (ii) at the request of the Administrative Agent or the Required Class Lenders of any Class, an Interim Report current as of the preceding Business Day; provided, that the Administrative Agent, acting with the consent of the Required Lenders, may (and at the direction of the Required Class Lenders of any Class, shall) modify, in any reasonable respect, the information required to be provided by Initial Servicer in, or the form of, the Information Package or the Interim Report upon reasonable prior notice to the Borrower.

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(d)           ERISA. (i) (i) Promptly after the filing or receiving thereof, copies of (I) all reports and notices with respect to any Reportable Event with respect to any Pension Plan, which any Exela Party or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which any Exela Party or any of their respective ERISA Affiliates receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor and (II) all reports and documents which it files under any other applicable pension benefits legislation that relate to matters concerning, or that would or could, individually or in the aggregate, reasonably be expected to affect the Receivables (including the value, the validity, the collectability, or the enforceability thereof), the priority of the Administrative Agent’s lien therein or the enforceability thereof, the transactions contemplated by the Transaction Documents, or the performance of the Initial Servicer, or the ability of the Initial Servicer or any of its Affiliates to perform, thereunder.

(ii)              Promptly after the Initial Servicer becomes aware of the occurrence of any of the events listed in clauses (1) through (6) below, a notice indicating that such event has occurred:

(1)           the Secretary of the Treasury issues a notice to any Exela Party that a Pension Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;

(2)           the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code of any Pension Plan; or there has been a termination, or notice of a termination, of any Pension Plan under Section 4041 or Section 4042 of ERISA;

(3)           any Pension Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;

(4)           any Pension Plan is unable to pay benefits thereunder when due;

(5)           any Exela Party or any of their respective ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar law as now or hereafter in effect; or

(6)           any Exela Party or any of their respective ERISA Affiliates incurs Withdrawal Liability.

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(e)           Events of Default. Notice of the occurrence of any Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default, accompanied by a written statement of a Responsible Officer of the Initial Servicer setting forth details of such event and the action that the Initial Servicer proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after the Initial Servicer obtains knowledge of any such event.

(f)            Litigation. Promptly, and in any event within two (2) Business Days after the Initial Servicer obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding (including a contingency thereof) initiated against any Exela Party and (ii) any development in litigation previously disclosed by it, in each case, that could reasonably be expected to have a Material Adverse Effect.

(g)           Agreed Upon Procedures Report. Not later than the last day of each fiscal year of the Initial Servicer (at the sole cost and expense of the Initial Servicer), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Initial Servicer for the prior fiscal year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent or any Lender.

(h)          Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Receivables, requesting the Administrative Agent’s and the Required Lenders’ consent thereto and (ii) any change in the character of the Initial Servicer’s business that has or could reasonably be expected to materially and adversely affect the ability of the Initial Servicer to perform its obligations hereunder or that would prevent the Initial Servicer from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Administrative Agent’s and the Required Lenders’ consent thereto.

(i)            Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Lender of any change in (i) the external accountants of the Borrower, the Initial Servicer, the Performance Guarantor or any Originator or (ii) any material accounting policy of the Borrower or any Originator (it being understood that any change to the manner in which the Borrower or any Originator accounts for the Pool Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(j)            Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Initial Servicer or any other Exela Party as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Credit Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

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(k)           Servicing Programs. If a Successor Servicer has been appointed or if any Initial Servicer Default or Event of Default has occurred and is continuing and a license or approval is required for the Administrative Agent’s or such Successor Servicer’s use of any software or other computer program used by Exela in the servicing of the Receivables, then at the request of the Administrative Agent or a Successor Servicer, Exela shall at its own expense arrange for the Administrative Agent or such Successor Servicer to receive any such required license or approval.

(l)            Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of Parent or any of its Subsidiaries.

(m)         Notice Regarding Material Contracts. Promptly (but in any event within ten (10) Business Days) (i) after any material contract of Parent or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Parent or such Subsidiary, as the case may be, or (ii) any new material contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto.

(n)          Annual Collateral Verification. Within 21 days after the Closing Date and, each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 8.05(a), Initial Servicer shall deliver to the Administrative Agent an officer’s certificate (a) either confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 8.05(n) and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in such certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Transaction Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(o)           Excluded Receivables. With reasonable promptness, written notice if the total amount of Excluded Receivables originated in any calendar month exceeds $150,000.

SECTION 8.06.           Negative Covenants of the Initial Servicer. From the date hereof until the Final Payout Date, the Initial Servicer shall not, without the prior written consent of the Administrative Agent and the Required Lenders, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

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(a)           Interference. Take any action that would cause the Borrower or any Originator to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents.

(b)          Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)          Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be adverse to the interests of the Credit Parties without the prior written consent of the Administrative Agent and the Required Lenders, (ii) make any change in the character of its business that has or could reasonably be expected to materially and adversely affect its ability to perform its obligations hereunder or that would prevent it from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, without the prior written consent of the Administrative Agent and the Required Lenders or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of Administrative Agent and the Required Lenders.

(d)          Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II as a Collection Account unless the Administrative Agent and the Required Lenders shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement or Sweep Instructions without the prior written consent of the Administrative Agent and the Required Lenders and, in each case, only if all of the payments from Obligors that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in Continuing Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement or Sweep Instructions without the prior written consent of Administrative Agent and the Required Lenders.

(e)           Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Continuing Collection Account or (ii) except as remitted from an Interim Collection Account pursuant to Sweep Instructions, permit funds other than Collections to be deposited into any Continuing Collection Account.

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(f)           Mergers, Acquisitions, Sales, Etc. Consolidate with or merge with any Person, or convey, transfer or lease substantially all of its assets as an entirety to any Person, unless in the case of any merger or consolidation (i) it shall be the surviving entity and no Change in Control shall result or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Administrative Agent and each Lender an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of it under this Agreement and each other Transaction Document, (C) no Change in Control shall result, (D) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (E) the Administrative Agent and the Required Lenders provide prior written consent to such transaction and (F) the Administrative Agent and each Lender receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g)          Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 8.08.

(h)          Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any proceeds of any of the foregoing, or any account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, in each case.

(i)            Actions Evidencing Transfers by Originators. Notwithstanding anything to the contrary set forth in any Purchase and Sale Agreement, Initial Servicer shall not consent to any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the First Tier Purchase and Sale Agreement without the prior written consent of the Administrative Agent.

(j)           No Adverse Claim on Borrower. Create or permit to exist any Adverse Claim on any Capital Stock of the Borrower.

(k)           Exclusivity. Cause or permit any Subsidiary of the Parent organized under the laws of the United States or Canada, or any state, province or subdivision thereof, to sell, factor, pledge, assign or otherwise finance any Receivable except as contemplated by this Agreement and the Transaction Documents.

(l)            Restrictions on Exela Secured Debt. Permit any Exela Party or any Affiliate thereof to incur any new secured Debt or consent to any amendment or modification to any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

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SECTION 8.07.           Full Recourse. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) the Borrower has the obligation to pay all Loans, Interest, Fees, and all other amounts payable by the Borrower hereunder (which obligation shall be full recourse general obligations of the Borrower), and (ii) all obligations of the Initial Servicer so specified hereunder shall be full recourse general obligations of the Initial Servicer.

SECTION 8.08.           Separate Existence of Bankruptcy Remote Entities. Each of the Borrower and the Initial Servicer hereby acknowledges that the Secured Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each Bankruptcy Remote Entity’s identity as a legal entity separate from any other Exela Party and their Affiliates. Therefore, each of the Borrower and Initial Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue each Bankruptcy Remote Entity’s identity as a separate legal entity and to make it apparent to third Persons that each Bankruptcy Remote Entity is an entity with assets and liabilities distinct from those of any other Exela Party and any other Person, and is not a division of another Exela Party or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Initial Servicer shall take such actions as shall be required in order that:

(a)          each Exela Party (and each of their respective Affiliates) shall observe the applicable legal requirements for the recognition of each Bankruptcy Remote Entity as a legal entity separate and apart from each of each other Exela Party and any of their respective Affiliates, and comply with (and cause to be true and correct) its organizational documents and assuring that each of the following is complied with:

(i)               each Bankruptcy Remote Entity shall maintain (or cause to be maintained) separate company records, books of account and financial statements (each of which shall be sufficiently full and complete to permit a determination of such Bankruptcy Remote Entity’s assets and liabilities and to permit a determination of the obligees thereon and the time for performance on each of the Bankruptcy Remote Entity’s obligations) from those of each Exela Party and their respective Affiliates other than such Bankruptcy Remote Entity;

(ii)             except as otherwise permitted by this Agreement, no Bankruptcy Remote Entity shall commingle any of its assets or funds with those of any other Exela Party or any of their respective Affiliates;

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(iii)            each Bankruptcy Remote Entity shall have at least one Independent Manager and the limited liability company agreement of each Bankruptcy Remote Entity shall provide: (i) for the same definition of “Independent Manager” as used herein, (ii) that no Bankruptcy Remote Entity’s members shall approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to any Bankruptcy Remote Entity unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and that the foregoing provision cannot be amended except in accordance with this Agreement and without the prior written consent of the Independent Manager and the Administrative Agent;

(iv)            the members of each Bankruptcy Remote Entity shall hold all regular and special meetings appropriate to authorize such each Bankruptcy Remote Entity’s actions. The members and directors of each Bankruptcy Remote Entity may act from time to time by unanimous written consent or through one or more committees in accordance with such Bankruptcy Remote Entity’s certificate of formation and its limited liability company agreement. No Bankruptcy Remote Entity shall take any Material Actions (as defined in its limited liability company agreement) without the consent of all its members and Independent Manager. Appropriate minutes of all meetings of each Bankruptcy Remote Entity’s members shall be kept by such Bankruptcy Remote Entity;

(v)              decisions with respect to any Bankruptcy Remote Entity’s business and daily operations shall be independently made by each Bankruptcy Remote Entity and shall not be dictated by any other Exela Party or any of their respective Affiliates (except (x) by Pledgor as member of the Borrower in accordance with the Borrower’s limited liability company agreement any (y) by the Originators as members of the Pledgor in accordance with the Pledgor’s limited liability company agreement), provided that Initial Servicer shall service the Pool Receivables as contemplated by the Transaction Documents;

(vi)            subject to clause (xiv) below, no transactions shall be entered between any Bankruptcy Remote Entity, on the one hand and any other Exela Party or any Affiliate of any of them, on the other hand (other than as contemplated hereby and in the other Transaction Documents);

(vii)           each Bankruptcy Remote Entity shall act solely in its own name and through its own authorized managers, members, directors, officers and agents, except that, as a general matter, the Obligors will not be informed in the first instance that the Initial Servicer, Originators or Performance Guarantor are acting on behalf of any Bankruptcy Remote Entity. Exela Party or any Affiliates of Exela shall be appointed as an agent of any Bankruptcy Remote Entity, except in the capacity of Initial Servicer or Sub- Servicer hereunder;

(viii)          none of the Initial Servicer, any Originator, Performance Guarantor or any of their respective Affiliates shall advance funds or credit to any Bankruptcy Remote Entity; and none of the Initial Servicer, Performance Guarantor nor any Affiliate of the Initial Servicer, any Originator or Performance Guarantor will otherwise supply funds or credit to, or guarantee any obligation of, any Bankruptcy Remote Entity excep for each Originator’s contributions of capital to the Pledgor as contemplated by the Transaction Documents;

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(ix)             other than as permitted by the Transaction Documents, no Bankruptcy Remote Entity shall guarantee, or otherwise become liable with respect to, any obligation of Exela, any Originator, the Initial Servicer, Performance Guarantor or any Affiliate of any Originator;

(x)              each Bankruptcy Remote Entity shall at all times hold itself out to the public under its own name as a legal entity separate and distinct from its equity holders, members, managers, Performance Guarantor, Exela, each Originator, the Initial Servicer and each of their respective Affiliates (the foregoing to include, but not be limited to, such Bankruptcy Remote Entity not using the letterhead or telephone number of any such Person);

(xi)             Exela or Performance Guarantor may issue consolidated financial statements that will include any Bankruptcy Remote Entity, but such financial statements will contain a footnote to the effect that the assets of such Bankruptcy Remote Entity are not available to creditors of Exela or Performance Guarantor; in addition each Bankruptcy Remote Entity shall prepare separate financial statements in compliance with GAAP consistently applied;

(xii)            if any Exela Party shall provide Records relating to Pool Receivables to any creditor of any Exela Party, such Exela Party shall also provide (or cause any Originator to provide) to such creditor a notice indicating that the Collections relating to such Pool Receivables are the Borrower’s property;

(xiii)           each Originator’s financial statements shall disclose the separateness of Bankruptcy Remote Entity and that the Pool Receivables and other assets are owned by such Bankruptcy Remote Entity and are not available to creditors of such Originator or of their respective Affiliates;

(xiv)           any allocations of direct, indirect or overhead expenses for items shared between any Bankruptcy Remote Entity and any Originator, Performance Guarantor or any of their respective Affiliates that are not included as part of the Servicing Fee shall be made among such Bankruptcy Remote Entity and such Originator, Performance Guarantor or any of their respective Affiliates to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;

(xv)           each Bankruptcy Remote Entity shall maintain adequate capital in light of its contemplated business operations; and

(xvi)          Bankruptcy Remote Entity shall generally maintain an arm’s-length relationship with each Originator, Performance Guarantor, the Initial Servicer and its Affiliates and each transaction entered into with any Bankruptcy Remote Entity shall be undertaken in good faith for a bona fide business purpose.

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(b)            Bankruptcy Remote Entity agrees that, until the Final Payout Date:

(i)               it shall not (A) create any Security of any kind, or (B) incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or obligation and otherwise as expressly permitted by the Transaction Documents;

(ii)              it shall not sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents;

(iii)             it shall not purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by, or as provided in, the Transaction Documents;

(iv)             it shall not engage in any activity (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Transaction Documents;

(v)              it shall not create, assume or suffer to exist any Adverse Claim on any of its assets;

(vi)             it shall not make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any Capital Stock, security interest or equity interest in it or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);

(vii)           it shall not make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any Capital Stock or other equity interest, security interest or equity interest in it to any such owner or any Affiliate of any such owner other than from funds received by it under Article IV and so long as, in any case, before or after giving effect thereto, no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default shall have occurred that remains continuing;

(viii)          it shall not acquiesce in, or direct the Initial Servicer or any other agent to take, any action that is prohibited to be taken by it in clauses (i) through (vii) above or in Section 8.03 hereof;

(ix)             it shall not have any employees; and

(x)              (A) it will provide for not less than ten (10) Business Days’ prior written notice to the Administrative Agent and each Lender of any removal, replacement or appointment of any Independent Manager, such notice to include the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in its limited liability company agreement and (B) no such removal or replacement of an Independent Manager shall be made for any reason other than for cause.

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(c)          None of Exela, the Borrower or the Initial Servicer shall take any action or permit any of their respective Affiliates to take any action inconsistent with this Section 8.08.

ARTICLE IX

ADMINISTRATION AND COLLECTION
OF RECEIVABLE

SECTION 9.01.           Appointment of the Servicer.

(a)         The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Servicing Transfer Date, the Initial Servicer is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

(b)          Upon the occurrence of the Servicing Transfer Date, unless the Administrative Agent (with the consent of the Required Lenders or at the direction of the Required Lenders) designates as Servicer any other Person (including itself) to succeed the Initial Servicer, the Backup Servicer shall succeed the Initial Servicer as Servicer and the Initial Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the Successor Servicer, and Initial Servicer shall cooperate with and assist such Successor Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Successor Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security. All Servicing Transition Expenses shall be paid by the Initial Servicer within five Business Days’ of its presentment therewith. In no event shall the Backup Servicer, if it becomes the Successor Servicer, be responsible for any Servicing Transition Expenses. If the Initial Servicer fails to pay the Servicing Transition Expenses, the Servicing Transition Expenses shall be payable pursuant to Section 4.01.

(c)          Initial Servicer acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each other Credit Party have relied on Initial Servicer’s agreement to act as Servicer hereunder. Accordingly, Initial Servicer agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Required Lenders.

(d)          The Initial Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Initial Servicer pursuant to the terms hereof, (ii) the Initial Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, each Lender and each Lender shall have the right to look solely to the Initial Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may (or at the direction of the Required Class Lenders of any Class, shall) terminate such agreement upon an Initial Servicer Default hereunder by giving notice of its desire to terminate such agreement to the Initial Servicer (and the Initial Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Originator, the Administrative Agent and the Required Lenders shall have consented in writing in advance to such delegation.

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SECTION 9.02.            Duties of the Servicer.

(a)           The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Lender, the amount of Collections to which each such Lender is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the Servicer may not modify, waive, restructure or adjust any Pool Receivable or any related Contract if any Borrowing Base Deficit exists or shall exist after giving effect thereto, (iv) unless a Deemed Collection payment is made in accordance with Section 4.01(d) with respect to such Pool Receivable, the Servicer shall not extend the due date of any Pool Receivable or extend the due date of any Pool Receivable after the original due date thereof and (v) if an Initial Servicer Default or an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Lender), in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Initial Servicer Default or an Event of Default has occurred and is continuing, the Administrative Agent may (or at the direction of the Required Class Lenders of any Class, shall) direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)          The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Person entitled thereto, the collections of any indebtedness that is not a Pool Receivable, less, if Initial Servicer or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Initial Servicer or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Borrower all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

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(c)          The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03.           Collection Account Arrangements.

(a)           On the Closing Date, the Borrower shall have (i) opened in its name one or more Continuing Collection Accounts with PNC and (ii) either (x) with respect to any Interim Collection Accounts, delivered Sweep Instructions to the applicable Collection Account Banks or (y) with respect to any Continuing Collection Accounts, entered into Account Control Agreements with all related Collection Account Banks and, in each case, delivered executed counterparts of each to the Administrative Agent. The Borrower hereby agrees the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower, the Servicer or an Originator thereafter shall be sent immediately to a Continuing Collection Account or as otherwise instructed by the Administrative Agent.

(b)          Exela shall cause to be delivered Sweep Instructions with respect to any Interim Collection Account.

(c)           To access Collections during any Settlement Period in connection with any Release, on any Business Day, the Borrower may cause the Initial Servicer to deliver an Information Package or Interim Report along with a request for a release of Collections. Upon receipt of any such Information Package or Interim Report by the Administrative Agent, the Administrative Agent shall promptly review such Information Package or Interim Report to determine if such Information Package or Interim Report constitutes a Qualifying Release Report. In the event that the Administrative Agent reasonably determines that such Information Package or Interim Report constitutes a Qualifying Release Report, so long as no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, the Administrative Agent shall promptly remit to the Borrower from the Continuing Collection Account the amount requested on such Qualifying Release Report so long as the remaining Collections on deposit in the Continuing Collection Account (after giving effect to such release) exceed the amount necessary to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Amounts, in each case, through such date (as reasonably estimated by the Administrative Agent), (y) the amount of any Borrowing Base Deficit and (z) the amount of all other unpaid Borrower Obligations then due and owing through such date (as reasonably estimated by the Administrative Agent). For purposes of this clause (c), “Qualifying Release Report” shall mean any Interim Report or Information Package that satisfies each of the following conditions: (A) such Interim Report or Information Package is calculated as of the immediately prior Business Day and (B) the Administrative Agent does not in good faith reasonably believe that any of the information or calculations set forth in such Interim Report or Information Package are false or incorrect in any material respect (and notice of any such determination shall be provided promptly to the Servicer); provided, that a report delivered in connection with any release of amounts in excess of the purchase price then payable for Receivables then being purchased under the Second Tier Purchase and Sale Agreement shall be in the form of an Information Package (with all information and calculations current as of the preceding Business Day).

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SECTION 9.04.           Initial Servicer Default; Enforcement Rights.

(a)           If (i) any Event of Default (whether or not waived) shall occur or (ii) on any day on which an Extension Failure does not exist, Liquidity shall fail to exceed $60,000,000 on such day, a “Initial Servicer Default” shall occur. An Initial Servicer Default shall continue until cured either by (x) the Administrative Agent and the Required Lenders waiving such Initial Servicer Default in writing or (y) if arising under clause (ii) of the preceding sentence, Liquidity shall exceed $60,000,000 for forty-five (45) consecutive calendar days. At any time an Initial Servicer Default is then continuing:

(A)         the Administrative Agent (at the Borrower’s expense) may (or at the direction of the Required Class Lenders of any Class, shall) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(B)          the Administrative Agent may (or at the direction of the Required Class Lenders of any Class, shall) instruct the Borrower or the Initial Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Initial Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Initial Servicer, as the case may be; provided, that if the Borrower or the Initial Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Initial Servicer’s, as the case may be, expense) may so notify the Obligors;

(C)          the Administrative Agent may (or at the direction of the Required Class Lenders of any Class, shall) request the Initial Servicer to, and upon such request the Initial Servicer shall: (x) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a Successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent, the LC Bank or their designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and the Required Lenders and (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and the Required Lenders and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent, the LC Bank or their designee;

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(D)          [reserved];

(E)          the Administrative Agent may (or, at the direction of the Required Lenders, shall) either (x) replace the Initial Servicer and, in connection therewith, designate a date as the Servicing Transfer Date and a Successor Servicer (if other than the Backup Servicer) upon or (y) reduce the term of the Initial Servicer’s duties hereunder to a period of thirty (30) days (any such arrangement, a “Short-Term Servicing Arrangement”) and, upon the expiration of such Short-Term Servicing Arrangement, the Servicing Transfer Date shall occur; provided, that (x) the Administrative Agent may extend any Short-Term Servicing Arrangement for succeeding periods of thirty (30) days and (y) if the related Initial Servicer Default is cured, any then-effective Short-Term Servicing Arrangement shall cease and the Initial Servicer’s initial term shall be restored until any subsequent occurrence of an Initial Servicer Default.

(F)          the Administrative Agent may (or at the direction of the Required Class Lenders of any Class, shall) collect any amounts due from an Originator or Pledgor under any Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b)          The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Initial Servicer Default or an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)           The Initial Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Initial Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Initial Servicer and on behalf of the Initial Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Initial Servicer Default or an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Initial Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

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SECTION 9.05.           Responsibilities of the Borrower.

(a)          Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations, (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction and (iii) timely file all tax returns required to be filed by it. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Initial Servicer or any Originator thereunder.

(b)          Initial Servicer hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the Successor Servicer so requests) as the data-processing agent of the Successor Servicer and, in such capacity, Initial Servicer shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Initial Servicer conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Initial Servicer its reasonable and documented out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06.           Further Actions. Borrower agrees that from time to time, at its expense, it shall (or cause Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Administrative Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents.

SECTION 9.07.           Servicing Fee.

(a)          Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Unpaid Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

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(b)          If the Servicer ceases to be Initial Servicer or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the Successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such Successor Servicer in connection with the performance of its obligations as Servicer hereunder.

SECTION 9.08.           Backup Servicer.

(a)          Within forty-five (45) days of the Closing Date, the Initial Servicer shall be delivering reporting reasonably satisfactory to the Backup Servicer for the Backup Servicer to perform the role of backup servicer with respect to the servicing, administration and collection of the Receivables. The Backup Servicer shall perform such roles and responsibilities set forth in the Backup Servicing Agreement. Each of the Initial Servicer and the Borrower hereby covenant and agree to perform each of the roles and responsibilities set forth therein to be performed by the Borrower and/or Initial Servicer.

(b)          Until the Backup Servicer or another Successor Servicer succeeds Initial Servicer as Servicer upon the occurrence of the Servicer Transfer Date, Initial Servicer shall continue to perform all servicing functions in accordance with the Transaction Documents, notwithstanding the appointment of the Backup Servicer. The Initial Servicer hereby covenants and agrees that the Initial Servicer shall provide the Backup Servicer with all necessary servicing files and records relating to the Contracts, Receivables and Related Security and the Initial Servicer shall provide to the Backup Servicer reasonable access to and use by the Backup Servicer of all licenses, software, hardware, equipment, telephone, personnel, servicing systems, employees, facilities or other accommodations necessary or desirable to perform the backup servicing functions as set forth in the Backup Servicing Agreement.

(c)           Notwithstanding anything to the contrary set forth in this Section 9.08, each of the Borrower and the Initial Servicer shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the appointment of a Backup Servicer and to enable the Backup Servicer to perform all of its duties and obligations under the Backup Servicing Agreement and to carry out the intent of the parties hereto.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01.                Events of Default. If any of the following events (each an “Event of Default”) shall occur:

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(a)          Any of the following events:

(i)              any Exela Party shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document (other than as referred to in clause (a)(ii) below) and such failure, solely to the extent capable of cure, shall remain unremedied for five (5) Business Days after the earlier of (x) written notice to such Exela Party (which may be by email) by the Administrative Agent and (y) actual knowledge of such Exela Party;

(ii)              any of the following shall occur: (A) any Exela Party shall fail to make any payment or deposit or transfer any monies to be made by it hereunder or under any other Transaction Document as and when due and, if such breach does not occur on the such failure shall remain unremedied for two (2) Business Days (provided, that (x) such grace period shall not apply with respect to amounts owing on the Revolving A Final Maturity Date or the Revolving B Final Maturity Date and (y) shall not be in addition to any otherwise applicable grace period for such payment), (B) the Borrower or the Servicer shall fail to deliver an Information Package or Interim Report pursuant to this Agreement or (C) the Borrower or Initial Servicer, as applicable, shall breach any provision of Sections 8.03, or any of Sections 8.04(e), 8.04(h), 8.06(a), 8.06(b), 8.06(c), 8.06(d), 8.06(i) or 8.06(j);

(b)          any representation or warranty set forth in any Transaction Document shall prove to have been false or incorrect when made or deemed to be made any Exela Party and such breach shall remain uncured (to the extent such breach may be cured) for a period of five (5) Business Days after the earlier of (x) written notice to such Exela Party (which may be by email) by the Administrative Agent, and (y) actual knowledge of such Exela Party;

(c)           (i) any event or condition occurs that (a) results in any Debt that is outstanding in an aggregate amount exceeding $25,000,000 to become due prior to its scheduled maturity (with all applicable grace periods having expired) or (b) enables or permits (with all applicable grace periods having expired) the holder or holders of any Debt that is outstanding in an aggregate amount exceeding $25,000,000 or any trustee or agent on its or their behalf to cause such debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (whether acted upon or not), (ii) any Exela Party or any Subsidiary shall fail to pay the principal of any Debt that is outstanding in an aggregate amount exceeding $25,000,000 at the stated final maturity thereof or (iii) or any “event of default” (or similar event) shall occur under the Credit Agreement; provided that this clause (c) shall not apply to any secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such sale or transfer is permitted hereunder and under the documents providing for such Debt;

(d)           an Event of Bankruptcy shall have occurred with respect to any Exela Party;

(e)           the occurrence of any litigation, arbitration proceedings or proceedings of any Governmental Authority (or in each case the occurrence of any development in respect thereof) which would reasonably be expected to result in fines, awards, assessments or damages (or the economic equivalent thereof) equal to or in excess of $10,000,000 (or solely with respect to the Borrower, $20,000) other than the Subject Appraisal Action;

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(f)           the average of the Default Ratios for the three preceding Settlement Periods shall at any time exceed 7.00%;

(g)           the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 7.25%;

(h)           the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed 13.50%;

(i)            the Days’ Sales Outstanding for any Settlement Period shall at any time be more than 75 days;

(j)            a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days after the Borrower’s knowledge or receipt of notice thereof;

(k)           a Change in Control shall occur not otherwise consented to by the Administrative Agent and the Required Lenders;

(l)            there shall have occurred any event which materially adversely affects the ability of any Originator or Pledgor to originate, or to transfer pursuant to the terms of any Purchase and Sale Agreement, Receivables of a credit quality which are at least of the credit quality of the Pool Receivables, with related Obligors that are similar to those included in the initial Credit Extension hereunder;

(m)          the Administrative Agent, for the benefit of the Secured Parties, fails at any time to have a first priority perfected security interest in all the Collateral or any Continuing Collection Account (other than such Collection Account Bank’s right to set off or deduct from the Collection Accounts customary banking fees and charges pursuant to the Account Control Agreements), in each case, free and clear of any Adverse Claim;

(n)          any Letter of Credit is drawn upon and is not fully reimbursed by the Borrower within two (2) Business Days from the date of such draw;

(o)          either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Exela Party and such lien shall not have been released within five (5) days, or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any Exela Party or any of their ERISA Affiliates;

(p)          (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan; (iv) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Exela Party or any of their respective ERISA Affiliates from any Multiemployer Plan; (v) the receipt by any of any Exela Party or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vi) the receipt by any Exela Party or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (vii) the occurrence of a prohibited transaction with respect to any Exela Party or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); or (viii) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan;

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(q)          (i) any Exela Party shall be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) the Borrower becomes a “covered fund” under the Volcker Rule;

(r)            any Transaction Document shall cease to be the valid and binding obligation enforceable against any Exela Party;

(s)           any Bankruptcy Remote Entity shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, (y) to timely notify the Administrative Agent of any replacement or appointment of any Person that is to serve as an Independent Manager for such Bankruptcy Remote Entity as required pursuant to Section 8.03(c) of this Agreement or (z) terminate any Independent Manager for any reason other than for cause;

(t)           the Borrower shall fail to pay in full all of its obligations to the Credit Parties hereunder and under each other Transaction Documents on or prior to (x) with respect to any Borrower Obligations (including, for the avoidance of doubt, fully funding the required amount of the LC Collateral Account) with respect to the Revolving A Commitments, the Revolving A Final Maturity Date, and (y) with respect to any Borrower Obligations with respect to the Revolving B Commitments, the Revolving B Final Maturity Date;

(u)          one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (or solely with respect to the Subject Appraisal Action, $65,000,000) (other than judgments fully covered by insurance issued by an insurer that has irrevocably accepted coverage and has the ability to pay such judgments) shall be rendered against any Exela Party or any Subsidiary of any Exela Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Exela Party or any Subsidiary of any Exela Party to enforce any such judgment which is not effectively stayed for a period of ten (10) consecutive days;

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(v)          one or more judgments shall be rendered against the Borrower;

(w)          a Material Adverse Effect shall occur with respect to any Exela Party;

(x)          (i) the occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement or (ii) Receivables cease being sold or contributed pursuant to any Purchase and Sale Agreement;

(y)           the Performance Guaranty is canceled, rescinded, amended, waived or otherwise modified without the prior written consent of the Required Lenders;

(z)           Liquidity shall fail to exceed $40,000,000 and such failure shall remain unremedied for three (3) consecutive Business Days and no Extension Failure has occurred and is continuing;

(aa)         any Exela Party shall terminate or modify any Sweep Instructions without the express written consent of the Administrative Agent and the Required Lenders;

(bb)        Collections in an amount exceeding the Targeted Interim Collection Account Deposit Amount at such time shall be deposited in any Interim Collection Account;

(cc)         any amount on deposit in an Interim Collection Account shall fail to be automatically transferred to a Continuing Collection Account pursuant to Sweep Instructions;

(dd)        any amount on deposit in an Interim Collection Account shall be withdrawn by any Person other than the Administrative Agent other than pursuant to the automatic transfer to a Continuing Collection Account pursuant to Sweep Instructions; or

(ee)         the incurrence of, or occurrence of any amendment or modification to, any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

then, and in any such event, the Administrative Agent may (or, at the direction of the Required Lenders, shall) by notice to the Borrower (x) declare the Revolving Commitment Termination Date to have occurred (in which case the Revolving Commitment Termination Date shall be deemed to have occurred), (y) declare the Revolving A Final Maturity Date and Revolving B Final Maturity Date to have occurred (in which case each of the Revolving A Final Maturity Date and Revolving B Final Maturity Date shall be deemed to have occurred) and (z) declare the Loans, Early Commitment Termination Premium and all other Borrower Obligations to be immediately due and payable (in which case the Loans and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (d) of this Section 10.01 with respect to the Borrower, the Revolving Commitment Termination Date shall occur and the Loans, Early Commitment Termination Premium and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

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ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01.         Appointment of Administrative Agent.

(a)          TSL is hereby appointed Administrative Agent hereunder and under the other Transaction Documents and each other Credit Party hereby authorizes TSL, in such capacity, to act as its agent in accordance with the terms hereof and the other Transaction Documents, including, without limitation, to make loans, on behalf of the applicable Lenders as provided in this Agreement or any other Transaction Document and to perform, exercise and enforce any and all other rights and remedies of the Credit Parties with respect to the Exela Parties, the Borrower Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by the Administrative Agent of the rights and remedies specifically authorized to be exercised by the Administrative by the terms of this Agreement or any other Exela Parties.

(b)          The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Section 11.01(b) are solely for the benefit of the Administrative Agent and Credit Parties and no Exela Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent or any of its Subsidiaries.

SECTION 11.02.         Powers and Duties. Each Credit Party irrevocably authorizes Administrative Agent to take such action on such Credit Party’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.

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The Administrative Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Credit Party; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

SECTION 11.03.         General Immunity.

(a)          No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Credit Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished to the Credit Parties or by or on behalf of any Exela Party to the Administrative Agent or any Credit Party in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Exela Party or any other Person liable for the payment of any Borrower Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Revolving A LC Participation Amount or the component amounts thereof.

(b)          Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Credit Parties for any action taken or omitted by any Administrative Agent under or in connection with any of the Transaction Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Credit Parties as may be required to give such instructions under Section 14.01) and, upon receipt of such instructions from the Required Lenders (or such other Credit Parties, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Credit Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Required Lenders (or such other Credit Parties as may be required to give such instructions under Section 14.01).

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(c)          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Credit Parties, unless Administrative Agent shall have received written notice from a Credit Party or Exela Party referring to this Agreement, describing such Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Credit Parties of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default as may be directed by the Required Lenders in accordance with Articles IX or XI; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default as it shall deem advisable or in the best interest of the Credit Parties.

SECTION 11.04.         Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Exela Party for services in connection herewith and otherwise without having to account for the same to Credit Parties.

SECTION 11.05.          Credit Parties’ Representations, Warranties and Acknowledgment.

(a)          Each Credit Party represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Exela Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Exela Parties. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Credit Parties or to provide any Credit Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Credit Parties.

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(b)          Each Credit Party, by delivering its signature page to this Agreement or an Assignment and Acceptance Agreement and funding any Loans hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by Administrative Agent, Required Lenders or Credit Parties, as applicable on the Closing Date or as of the date of funding of such new Loans.

(c)           Each Credit Party (i) represents and warrants that as of the Closing Date neither such Credit Party nor its Affiliates owns or controls, or owns or controls any Person owning or controlling, any trade debt or Debt of any Exela Party other than the Borrower Obligations or any Capital Stock of any Exela Party and (ii) covenants and agrees that from and after the Closing Date neither such Credit Party nor its Affiliates shall purchase any trade debt or Debt of any Exela Party other than the Borrower Obligations or Capital Stock described in clause (i) above without the prior written consent of Administrative Agent.

SECTION 11.06.         Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PERCENTAGE, SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF THE ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY EXELA PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PERCENTAGE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

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SECTION 11.07.         Successor Administrative Agent.

(a)           Administrative Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to the Lenders and Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums and Collateral held under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Transaction Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any resignation hereunder as Administrative Agent the provisions of this Section 11.07(b) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)          Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that the Borrower and the Lenders may deem and treat the assigning Administrative Agent as the Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Person shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Transaction Documents.

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(c)          Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 11.03, Section 11.06 and of this Section 11.07 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 11.03, Section 11.06 and of this Section 11.07, shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Exela Parties and the Credit Parties, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Exela Party, Credit Party or any other Person and no Exela Party, Credit Party or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

SECTION 11.08.         Transaction Documents.

(a)           Administrative Agent under Transaction Documents. Each Credit Party hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Credit Parties, to be the agent for and representative of the Credit Parties with respect to the Collateral and the other Transaction Documents. Subject to Section 14.01, without further written consent or authorization from the Credit Parties, Administrative Agent may execute any documents or instruments necessary to release any Adverse Claim encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which such other Credit Parties as may be required to give such consent under Section 14.01) have otherwise consented.

(b)          Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Transaction Documents to the contrary notwithstanding, Borrower, Servicer, Administrative Agent, and each Credit Party hereby agree that (i) no Credit Party shall have any right individually to realize upon any of the Collateral or to enforce the Performance Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Credit Parties in accordance with the terms hereof and all powers, rights and remedies under the Transaction Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Administrative Agent or any Credit Party may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any other Credit Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Borrower Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

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SECTION 11.09.         Agency for Perfection. Administrative Agent and each Credit Party hereby appoints Administrative Agent and each other Credit Party as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Credit Party hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of Administrative Agent and the Credit Parties as secured party. Should any Credit Party obtain possession or control of any such Collateral, such Credit Party shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Transaction Documents. Each Exela Party by its execution and delivery of this Agreement hereby consents to the foregoing.

SECTION 11.10.         Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Credit Party:

(a)           is deemed to have requested that Administrative Agent furnish such Credit Party, promptly after it becomes available, a copy of each field audit or examination report with respect to any Exela Party (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Credit Party and Administrative Agent with such Reports;

(b)          expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Exela Parties and will rely significantly upon the Exela Parties books and records, as well as on representations of such Person’s personnel;

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(d)           agrees to keep all Reports and other material, non-public information regarding the Exela Parties and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with this Agreement, and

(e)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Credit Party preparing a Report harmless from any action the indemnifying Credit Party may take or fail to take or any conclusion the indemnifying Credit Party may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Credit Party has made or may make to Borrower, or the indemnifying Credit Party’s participation in, or the indemnifying Credit Party’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Credit Party preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Administrative Agent and any such other Credit Party preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Credit Party.

In addition to the foregoing: (x) any Credit Party may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Credit Party a copy of any report or document provided by any Exela Party to Administrative Agent that has not been contemporaneously provided by any Exela Party to such Credit Party, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Credit Party, (y) to the extent that Administrative Agent is entitled, under any provision of the Transaction Documents, to request additional reports or information from the Exela Parties or any Credit Party may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Credit Party’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of any Exela Party the additional reports or information reasonably specified by such Credit Party and, upon receipt thereof from any Exela Party, Administrative Agent promptly shall provide a copy of same to such Credit Party, and (z) any time that Administrative Agent renders to the Borrower a statement regarding the Loans, the Administrative Agent shall send a copy of such statement to each Credit Party.

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ARTICLE XII

[Reserved]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01.         Indemnities by the Borrower.

(a)          Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts (x) resulted solely from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) resulting from a material breach of any Transaction Document on the part of such Borrower Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, and (b) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim or that are specifically described below). Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)              any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)              any representation, warranty or statement made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

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(iii)            the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)            the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;

(v)             the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi)            any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from or relating to collection activities with respect to such Pool Receivable, or any other claim resulting from the sale of goods or rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of nay Obligor to pay undisputed indebtedness;

(vii)           any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)          any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)             the commingling of Collections of Pool Receivables at any time with other funds;

(x)              any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract (except to the extent relating to a credit losses on the Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor);

(xi)             any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

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(xii)            any failure by any Exela Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder;

(xiii)           any setoff with respect to any Pool Receivable;

(xiv)           any failure of the Borrower or any Originator to perform any of their respective duties or obligations under any Contract related to any Receivable;

(xv)            any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;

(xvi)          the failure by the Borrower to pay when due any Taxes, including sales, excise or personal property taxes;

(xvii)          any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or Sweep Instructions or any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement or Sweep Instructions;

(xviii)        any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract or Agency Letter not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xix)           the use of proceeds of any Credit Extension or the usage of any Letter of Credit; or

(xx)            any reduction in Loans as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)           If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties.

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(c)          Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02.         Indemnification by the Initial Servicer.

(a)           The Initial Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Initial Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Initial Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other reasonable and documented out-of-pocket costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Initial Servicer Indemnified Amounts”); excluding (i) Initial Servicer Indemnified Amounts (x) resulted solely from the gross negligence or willful misconduct by the Initial Servicer Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction holds that such Initial Servicer Indemnified Amounts, (y) resulting from a material breach of any Transaction Document on the part of such Initial Servicer Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, (ii) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim or that are specifically described below), and (iii) Initial Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Initial Servicer shall pay on demand, to each Initial Servicer Indemnified Party any and all amounts necessary to indemnify such Initial Servicer Indemnified Party from and against any and all Initial Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Initial Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)              any Pool Receivable which the Initial Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)             any representation, warranty or statement made or deemed made by the Initial Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Initial Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

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(iii)             the failure by the Initial Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)            any failure of the Initial Servicer to perform in all material respects any of its duties or obligations under any Contract related to any Receivable;

(v)             any failure by any Exela Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder;

(vi)            the commingling of Collections of Pool Receivables at any time with other funds;

(vii)           any failure of the Initial Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(viii)          any liability of the Borrower under Section 5.03 or resulting from a breach by the Borrower of the representations and warranties set forth in Section 7.01(z) or Section 7.01(aa) or the covenants set forth in Section 8.01(o), Section 8.03(k), Section 9.05(a)(ii) or Section 9.05(a)(iii).

(b)          If for any reason the foregoing indemnification is unavailable to any Initial Servicer Indemnified Party or insufficient to hold it harmless, then the Initial Servicer shall contribute to such Initial Servicer Indemnified Party the amount paid or payable by such Initial Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Initial Servicer and its Affiliates on the one hand and such Initial Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Initial Servicer and its Affiliates and such Initial Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Initial Servicer under this Section shall be in addition to any liability which the Initial Servicer may otherwise have, shall extend upon the same terms and conditions to each Initial Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Initial Servicer and the Initial Servicer Indemnified Parties.

(c)           Any indemnification or contribution under this Section shall survive the termination of this Agreement.

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ARTICLE XIV

MISCELLANEOUS

SECTION 14.01.                  Amendments, Etc.

(a)          No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Required Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Lender:

(i)          change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Revolving A Final Maturity Date, Revolving B Final Maturity Date, Net Pool Balance, Required Reserves, Revolving A LC Facility Sublimit, Revolving A Minimum Funding Amount, Revolving A Scheduled Termination Date, Revolving B Minimum Funding Amount, or Revolving B Scheduled Termination Date contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor, or change the calculation of the Borrowing Base;

(ii)         reduce the amount of principal or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii)        change any Event of Default or Initial Servicer Default;

(iv)        release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(v)         release the Performance Guarantor from all or a material portion of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)        change any of the provisions of this Section 14.01 or the definition of “Required Class Lenders”, “Required Revolving A Lenders”, “Required Revolving B Lenders” or “Required Lenders”;

(vii)       change the order of priority in which Collections are applied pursuant to Section 4.01;

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(viii)      amend, modify, terminate or waive any provision of Section 6.02 with regard to any Credit Extension without the consent of Required Class Lenders of the affected Class; or

(ix)         alter the required application of any repayments or prepayments as between Classes without the consent of Required Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Lender or delay the dates on which any such Fees are payable, in either case, without the consent of such Lender.

SECTION 14.02.                  Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and e-mail) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (iii) notices and communications sent by other means shall be effective when received.

SECTION 14.03.                 Successors and Assigns; Participations.

(a)          Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Borrower Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)           to any Person meeting the criteria of clause (i) or of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and Administrative Agent; and

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(ii)          to any Person otherwise constituting an Eligible Assignee with the consent of the Administrative Agent, and (i) with respect to the assignment of any Revolving A Loans or any Revolving A Commitment, the consent of the LC Bank or (ii) with respect to the assignment of any Revolving B Loans or any Revolving B Commitment prior to the Revolving A Scheduled Commitment Termination Date, the consent of the Borrower (provided that (x) the Borrower’s consent shall not be withheld, conditioned or delayed unless the Borrower reasonably believes that the financial condition of the proposed Eligible Assignee creates a material risk that such Eligible Assignee would not be able to fulfill its obligations hereunder and (y) no such consent of the Borrower shall be required at any time an Event of Default has occurred and is continuing); provided, each such assignment hereunder shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments of the assigning Lender) with respect to the assignment of the Commitments and Loans.

(b)         Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding principal (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Initial Servicer, the Administrative Agent, the Lenders, and the other Credit Parties may treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Initial Servicer, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)          Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Initial Servicer.

(d)         Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment and Acceptance Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment and Acceptance Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 14.03(d), the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Debt of any Exela Party other than the Borrower Obligations or any Capital Stock of any Exela Party.

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(e)         Effect of Assignment. Subject to the terms and conditions of this Section 14.03, as of the later (i) of the “Effective Date” specified in the applicable Assignment and Acceptance Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement) and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Transaction Documents to the contrary notwithstanding, (1) the LC Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder, and (2) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any.

(f)          Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Exela Party or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Borrower Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving A Scheduled Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Exela Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Transaction Documents (in each case, except as expressly provided in the Transaction Documents) supporting the Loans hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Article V to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to the terms of this Agreement; provided, a participant that would not be a U.S. Person if it were a Lender shall not be entitled to the benefits of Section 5.03, unless, at the time such participant is claiming such benefits, the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 5.03 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 5.03 as though it were a Lender, provided such Participant agrees to be subject to Section 5.03 as though it were a Lender.

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(g)         Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)         Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent, so long as no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(i)          Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, the LC Bank and each Lender (such consent to be provided or withheld in the sole discretion of such Person).

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(j)           Pledge to a Federal Reserve Bank. In addition to any other assignment permitted pursuant to this Section 14.03, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans and the other Borrower Obligations owed by or to such Lender to secure obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or the Administrative Agent to take or omit to take any action hereunder.

SECTION 14.04.                  Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all of each Credit Party’s and Administrative Agent’s actual and reasonable costs and expenses of preparation of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to each Credit Party and Administrative Agent in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (c) all the actual costs and reasonable expenses of creating and perfecting security interests in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Credit Party and Administrative Agent and of counsel providing any opinions that any Credit Party may request in respect of the Collateral or security interests created pursuant to the Transaction Documents; (d) all of each Credit Party’s and Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of such Credit Party’s or Administrative Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by each Credit Party and the Administrative Agent; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all the actual costs and reasonable expenses of the Credit Parties, Administrative Agent and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Transaction Documents; (g) all other actual and reasonable costs and expenses incurred by each Credit Party and Administrative Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Credit Party, Administrative Agent and Lenders in enforcing any Borrower Obligations of or in collecting any payments due from any Exela Party hereunder or under the other Transaction Documents by reason of such Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Transaction Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

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SECTION 14.05.                  No Proceedings. Each of the Servicer, each Credit Party and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Bankruptcy Remote Entity any Event of Bankruptcy until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.

SECTION 14.06.                 Confidentiality.

(a)         Administrative Agent and each other Credit Party shall hold all non-public information regarding the Exela Parties and their businesses identified as such by such Exela Party and obtained by such Credit Party from such Exela Party pursuant to the requirements hereof in accordance with such Credit Party’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Exela Parties that, in any event, any Credit Party may make (i) disclosures of such information to Affiliates of such Credit Party and to their agents, advisors, directors, officers and shareholders (and to other persons authorized by a Credit Party to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 14.06), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Credit Party of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Exela Parties received by it from any of the Credit Parties, (iv) disclosure to any Credit Party’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any investors, members and partners of any Credit Party or their Affiliates, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Credit Party shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Credit Party by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, any Credit Party may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Exela Parties)(collectively, “Trade Announcements”). No Exela Party shall issue any Trade Announcement or disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Credit Party except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Administrative Agent and such other Credit Party.

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SECTION 14.07.                  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY CREDIT PARTY IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08.                  Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09.                  Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.09, 3.10, 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

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SECTION 14.10.                  CONSENT TO JURISDICTION.

(a)         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER OR SERVICER ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE BORROWER OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF BORROWER AND SERVICER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 14.02 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT CREDIT PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION.

(b)         EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11.                 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

138

SECTION 14.12.                  Ratable Sharing. The Credit Parties hereby agree among themselves that, except as otherwise provided in the Transaction Documents with respect to amounts realized from the exercise of rights with respect to security interests in the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Credit Party hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Credit Party) which is greater than the proportion received by any other Credit Party in respect of the Aggregate Amounts Due to such other Credit Party, then the Credit Party receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Credit Party of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Credit Parties so that all such recoveries of Aggregate Amounts Due shall be shared by all Credit Parties in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Credit Party is thereafter recovered from such Credit Party upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Credit Party ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

SECTION 14.13.                 Limitation of Liability.

(a)         No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

139

(b)         The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14.                 Intent of the Parties. The parties hereto have structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated, for purposes of United States federal income tax and applicable state, local and foreign tax measured by net income, as debt (the “Intended Tax Treatment”). The Borrower, the Initial Servicer, the Administrative Agent and the other Credit Parties agree not to file any income tax return, and not to take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15.                 USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the PATRIOT Act it may be required to obtain, verify and record information that identifies each Exela Party, which information includes the name and address of the Exela Parties and other information that will allow such Credit Party or the Administrative Agent, as applicable, to identify the Exela Parties in accordance with the PATRIOT Act.

SECTION 14.16.                  Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of: (a) the Borrower against amounts owing by the Borrower hereunder (even if contingent or unmatured) or (b) the Initial Servicer against amounts owing by the Initial Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Initial Servicer, as applicable, promptly following such setoff.

SECTION 14.17.                 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18.                 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

140

SECTION 14.19.                  Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20.                  Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. U.S. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Transaction Document, and all such payments shall be made to the Administrative Agent in New York in immediately available funds. To the fullest extent permitted by Applicable Law, the obligations of any Exela Party to the Credit Parties under this Agreement and under the other Transaction Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of U.S. Dollars in New York due under this Agreement and under the other Transaction Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into an Alternative Currency, to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which Administrative Agent could, in accordance with normal procedures, purchase U.S. Dollars with the Alternative Currency on the Business Day preceding that on which final judgment is given. The obligation of each Exela Party in respect of any such sum due from it to the Credit Parties hereunder shall, notwithstanding any judgment in such Alternative Currency, be discharged only to the extent that, on the Business Day immediately following the date on which Administrative Agent receives any sum adjudged to be so due in the Alternative Currency, Administrative Agent may, in accordance with normal banking procedures, purchase U.S. Dollars with the Alternative Currency. If the U.S. Dollars so purchased are less than the sum originally due to the Credit Parties in U.S. Dollars, each Exela Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Credit Parties against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Credit Parties in Dollars, the Credit Parties agrees to remit to the Exela Parties such excess.

141

SECTION 14.21.                 No Fiduciary Duty. Each Affected Person may have economic interests that conflict with those of the Exela Parties and their Affiliates (collectively, solely for purposes of this paragraph, the “Loan Parties”). Each Affected Person and each Loan Party agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of any Affected Person and its Related Parties to any Loan Party and its Related Parties.  Each Loan Party and each Affected Person acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Affected Person or their Related Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.  In addition, no Affected Person shall claim that Guggenheim Securities, LLC has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Affected Person in connection with such transaction or the process leading thereto. For purposes of this section, “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, shareholders, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

[Signature Pages Follow]

142

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Exela Receivables 1, LLC,
as the Borrower

By:	/s/ James Reynolds
Name: James Reynolds
Title: Chief Financial Officer

EXELA TECHNOLOGIES, INC.,
as the Initial Servicer

By:	/s/ James Reynolds
Name: James Reynolds
Title: Chief Financial Officer

S-1	Loan and Security Agreement

TPG SPECIALTY LENDING, INC.,
as Administrative Agent

By:	/s/ Robert (Bo) Stanley
Name: Robert (Bo) Stanley
Title: President

TPG SPECIALTY LENDING, INC.,
as Administrative Agent

By:	/s/ Robert (Bo) Stanley
Name: Robert (Bo) Stanley
Title: President

S-2	Loan and Security Agreement

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank

By:	/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

S-3	Loan and Security Agreement

EXHIBIT A

Form of [Loan Request] [LC Request]

[Letterhead of Borrower]

[Date]

[Administrative Agent]

[Revolving A Lenders]

[Revolving B Lenders]

Re:         [Loan Request] [LC Request]

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement, dated as of January 10, 2020 among Exela Receivables 1, LLC (the “Borrower”), Exela Technologies, Inc., as Initial Servicer (the “Initial Servicer”), the Lenders party thereto, the Lenders party thereto and TPG SPECIALTY LENDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Bank, National Association, as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this [Loan Request] [LC Request] and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Loan Request pursuant to Section 2.02(b) of the Agreement. The Borrower hereby request a Loan in the amount of [$_______] to be made on [_____, 20__]. The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Loan Amount will be [$_______]. This letter constitutes an LC Request pursuant to Section 3.02(a) of the Agreement. The Borrower hereby request that the LC Bank issue a Letter of Credit with a face amount of [$______] on [___, 20___]. After giving effect to such issuance, the Revolving A LC Participation Amount will be [$________].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i)           the representations and warranties of the Borrower and the Initial Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)         no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, and no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default would result from such Credit Extension;

Exhibit A-1

(iii)        no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(iv)        the Aggregate Loan Amount plus the Revolving A LC Participation Amount does not exceed the Facility Limit;

(v)         the Revolving A LC Participation Amount does not exceed the LC Facility Sublimit; and

(vi)        the Revolving A Commitment Termination Date or Revolving B Commitment Termination Date, as applicable, has not occurred.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

Exela Receivables 1, LLC]

By:
Name:
Title:

Exhibit A-3

EXHIBIT B
[Form of Assignment and Acceptance Agreement]

Dated as of ___________, 20__

Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Principal allocable to Commitment assigned:	$[_____]
Assignor’s remaining principal:	$[_____]
Interest (if any) allocable to principal assigned:	$[_____]
Interest (if any) allocable to Assignor’s remaining principal:	$[_____]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [__________]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03 of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under that certain Loan and Security Agreement, dated as of January 10, 2020 among Exela Receivables 1, LLC, Exela Technologies, Inc., as Initial Servicer, the Lenders party thereto, the Lenders party thereto, TPG Specialty Lending, Inc., as Administrative Agent and PNC Bank, National Association, as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit B-1

ASSIGNOR:	[_________]

By:
Name:
Title

ASSIGNEE:	[_________]

By:
Name:
Title:

[Address]

Accepted as of date first above written:

TPG SPECIALTY LENDING, INC.,
as Administrative Agent

By:
Name:
Title:

Exela Receivables 1, LLC,
as Borrower

By:
Name:
Title:]

Exhibit B-2

EXHIBIT C
[Form of Letter of Credit Application]

(Attached)

C-1

EXHIBIT D
Credit and Collection Policy

(Attached)

Exhibit D

EXHIBIT E

Form of Information Package

(Attached)

Exhibit E

EXHIBIT F

Form of Compliance Certificate

To: TPG Specialty Lending, Inc., as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Loan and Security Agreement, dated as of January 10, 2020 among Exela Receivables 1, LLC (the “Borrower”), Exela Technologies, Inc., as Initial Servicer (the “Initial Servicer”), the Lenders party thereto, the Lenders party thereto, TPG Specialty Lending, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Bank, National Association, as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.       I am the duly elected ________________of Exela Technologies, Inc. (the “Parent”).

2.       I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3.       The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Unmatured Initial Servicer Default, Initial Servicer Default, an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.       Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5.     Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit F-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

Exela TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit F-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

This schedule relates to the month ended: __________________.

A.       Schedule of Compliance as of ______________, 20__ with Section 8.05(a) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

B.       The following financial statements of the Parent and its Subsidiaries for the period ending on ______________, 20__, are attached hereto:

Exhibit F-3

EXHIBIT G

Closing Memorandum

(Attached)

Exhibit G-1

EXHIBIT H

Form of Interim Report

(Attached)

Exhibit H-1

EXHIBIT I

Parent Change of Control

A “Parent Change in Control” shall be deemed to occur if:

(a)       any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Borrower owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Capital Stock of Exela Intermediate LLC having more than the greater of (A) 35% of the ordinary voting power for the election of directors of Exela Intermediate LLC and (B) the percentage of the ordinary voting power for the election of directors of Exela Intermediate LLC owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the board of directors of Exela Intermediate LLC; or

(b)       a “Change in Control” (as defined in (i) the Notes Indenture until the discharge or the redemption of the same, (ii) any indenture or credit agreement in respect of refinancing Indebtedness permitted under the Existing Specified Secured Debt Documents (as in effect on the date hereof) with respect to the notes constituting Debt in an amount exceeding $75,000,0000 or (iii) any indenture or credit agreement in respect of any junior financing constituting Debt in an amount exceeding $75,000,0000) shall have occurred; or

(c)       Exela Intermediate Holdings LLC shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Exela Intermediate LLC.

For purposes of this definition:

(i) no person or “group” will be deemed to have beneficial ownership of any securities that such person or “group” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time)that has not yet occurred;

(ii) the provisions of Rule 13d-3(b) shall be disregarded for all purposes of determining beneficial ownership and

(iii) Unless otherwise defined in the Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Exhibit I-1

“Investor” shall mean, collectively, investment funds managed by Affiliates of Apollo Global Management, LLC, investment funds managed by Affiliates of HandsOn Global Management, LLC, and other co-investors in the Equity Interests of Parent as of the Closing Date.

“Investor Affiliates” shall mean each Affiliate of the Investors that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Permitted Holders” shall mean, at any time, each of (i) the Investors and the Investor Affiliates (excluding any of their portfolio companies), (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Exela Intermediate LLC or any direct or indirect parent of Exela Intermediate LLC and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the total voting power of the Capital Stock of Exela Intermediate LLC, and of which no other Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date hereof), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii), beneficially owns more than 50% on a fully diluted basis of the total voting power of the Capital Stock thereof and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date hereof) the members of which include any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Capital Stock of Exela Intermediate LLC (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Capital Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of an offer made in accordance with the requirements of the Existing Specified Secured Debt Documents (as in effect on the date hereof) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

Exhibit I-2

EXHIBIT J

Scheduled Contracts

1.                  Master Services Agreement, dated July 1, 2019, between Novartis Services Inc. and Exela Enterprises Solutions Inc.;

2.                  Agreement, dated January 1, 2013, between Wellpoint, Inc. and Exela Enterprises Solutions Inc. (f/k/a Pitney Bowes Management Services, Inc.);

3.                  Amended and Restated Master Professional Services Agreement, dated September 1, 2017, by and between American Express Travel Related Services Company, Inc. and Novitex Enterprise Solutions, Inc.;

4.                  General Services Agreement, effective August 8, 2016,by and between Banc of America Merchant Services, LLC and Novitex Enterprise Solutions, Inc.;

5.                  Equipment Purchase, Software License, Maintenance and Services Agreement, effective November 1, 2007, by and between Bank of America, N.A. and BancTec Inc.;

6.                  Service Contractor Agreement (Ally), dated October 26, 2015 for the benefit of Ally Financial, Inc. by Jones Lang LaSalle Americas, Inc., and Novitex Enterprise Solutions Inc.;

7.                  Master Services Agreement, dated as of June 15, 2002, between Pitney Bowes Management Services, Inc. and Goldman, Sachs & Co.;

8.                  Master Services Agreement, dated as of June 2, 2017, between Novitex Enterprise Solutions, Inc. and Massachusetts Electric Company dba National Grid.

Exhibit J-1

SCHEDULE I
Commitments

Party	Revolving A Commitment	Revolving B Commitment
TSL	$0	$80,000,000
PNC	$80,000,000	$0

Schedule I-1

SCHEDULE II
Collection Accounts

Interim Collection Accounts

Company	Account Bank	Account Number
Regulus Integrated Solutions LLC	Bank of Texas	8096437662
Regulus Group, LLC	Bank of Texas	8096437695
J&B Software, Inc.	Bank of Texas	8096437717
Economic Research Services, Inc.	Bank of Texas	8093434145
Exela Enterprise Solutions, Inc.	Bank of America	1252924889
SourceCorp BPS, Inc.	Bank of Texas	8093434200
HOV Services, Inc.	Bank of Texas	8094121645
United Information Services, Inc.	Bank of Texas	8093434442
SourceHOV HealthCare, Inc.	Bank of Texas	8093434200
BancTec, Inc.	Bank of Texas	8096437904
Novitex Government Solutions, LLC	N/A	1252924889
HOV Enterprise Solutions, Inc.	Bank of Texas	8093434200
HOV Services, LLC	Bank of Texas	8093434200
Sourcecorp Management, Inc.	Bank of Texas	8093434200
Deliverex LLC	Bank of Texas	8093434200
Regulus Group II, LLC	Bank of Texas	8096437695

Continuing Collection Accounts

Company	Account Bank	Account Number
Exela Receivables 1, LLC	PNC	8026452108

Schedule II-1

SCHEDULE III
Notice Addresses

(A)       in the case of the Borrower, at the following address:

2701 E. Grauwyler Road, Irving, TX 75061

(B)       in the case of the Initial Servicer, at the following address:

2701 E. Grauwyler Road, Irving, TX 75061

(C)       in the case of the Administrative Agent, at the following address:

Ross Bruck

TPG Specialty Lending, Inc.

888 7th Avenue, Floor 35

New York, New York 10106

With a copy to:

Craig Hamrah

TPG Specialty Lending, Inc.

888 7th Avenue, Floor 35

New York, New York 10106

(D)       in the case of TSL, at the following address:

Ross Bruck

TPG Specialty Lending, Inc.

888 7th Avenue, Floor 35

New York, New York 10106

(E)       in the case of PNC, at the following address:

PNC Bank, National Association

300 Fifth Avenue

Pittsburgh, PA 15222

Telephone: (412) 768-3090

Facsimile: (412) 762-9184

Attention: Robyn Reeher

(F)       in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-1

SCHEDULE 7.01(l)
UCC Details

Legal Name: Exela Receivables 1, LLC

Other Names: None.

Jurisdiction of Organization: Delaware

Organizational Identification Number: 7760962

FEIN: 47-1347291

Principal Place of Business:

2701 E. Grauwyler Road Irving, TX 75061

Records Location:

2701 E. Grauwyler Road, Irving, TX 75061

Schedule 8.04(f)-1